AGREEMENT

for

ENGINEERING, PROCUREMENT, CONSTRUCTION AND
CONSTRUCTION MANAGEMENT SERVICES

between

COMPAÑIA MINERA SANTA RITA, S. de R.L. de C.V.

and

M3 MEXICANA, S. de R.L. de C.V.

for the

EL CHANATE PROJECT
SONORA, MEXICO

also known as the

M3-PN 06106

June 1, 2006

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THIS AGREEMENT for Engineering, Procurement, Construction and Construction Management Services (the "Agreement") is executed and made effective as of June 1, 2006 (the "Effective Date"), between COMPAÑIA MINERA SANTA RITA, S. de R.L. de C.V. ("Owner"), a company incorporated under the laws of Mexico, and M3 MEXICANA, S. de R.L. de C.V. ("M3M"), a company incorporated under the laws of Mexico.

RECITALS

Owner is developing the El Chanate gold project near Caborca, Sonora, Mexico. Owner is currently negotiating with a third party lender (the "Lender") to provide project financing for the project. M3M's parent company, M3 (as defined in Section 2.8), has prepared an updated Feasibility Study for the El Chanate gold project (the "Feasibility Study"). Owner wishes to proceed with the construction and installation of a crushing and screening facility, heap leach facilities, an ADR gold recovery plant and related ancillary buildings (collectively, the "Facilities"), as well as to secure the provision of water and power for the Facilities (the engineering, construction and installation of the Facilities, the management of the same, and the procurement of power and water being referred to hereinafter as the "Project"), and it wishes to contract with M3M to provide engineering, procurement, construction and construction management services for the construction and installation of the Facilities and the procurement of water and power supplies. M3M has familiarized itself with the Project to the extent necessary to perform the Services required of it under this Agreement, is well-qualified to provide such Services, and wishes to do so for Owner.

AGREEMENT

IN CONSIDERATION of the covenants hereinafter set forth, the parties hereto mutually agree as follows:

ARTICLE I DESCRIPTION OF AGREEMENT

1.1 Documents Included

This Agreement includes the following exhibits which are attached hereto and incorporated herein by this reference.

Exhibit "A" – [RESERVED]
Exhibit "B" – Scope of Work
Exhibit "C" – Plan of Approach
Exhibit "D" – List of Other Contractors
Exhibit "E" – Contract Schedule
Exhibit "F" – M3M's Compensation
Exhibit "G" – List of Permits

1.2 Entire Agreement

This Agreement constitutes the entire agreement of the parties hereto and no prior agreement or understanding with respect to the subject matter hereof, whether written or

oral and including, but not limited to, letters of intent, negotiations or promises, shall be of any further force and effect, all such other prior agreements and commitments having been superseded in their entirety by this Agreement.

ARTICLE II SCOPE OF SERVICES

2.1 Description of Services

"Services" shall mean the entire undertaking to be performed by M3M to complete the Project, including without limitation furnishing all or any part of the engineering, design, equipment, machinery, appliances, materials and supplies, supervision, and other services and requirements of whatever nature called for in this Article II and pursuant to the Scope of Work and Plan of Approach set forth in the attached Exhibits "B" and "C" in connection with the Project.

2.2 Project Management

M3M shall provide all services necessary for the management of the Project, including coordinating the work on the Project, reviewing the progress of the work, administering contractual matters, routine coordination with appropriate governmental authorities regarding routine construction matters, and issuing regular progress reports to the Owner defining the status of the Project. Upon written request from Owner, M3M shall assist Owner in Owner's dealings with governmental authorities regarding non-routine matters, for example in obtaining environmental permits.

2.3 Engineering

M3M shall perform such engineering work, including preparation of conceptual and detailed designs, plans, specifications, drawings, bills of material, requisitions, schedules and estimates, as may be required to properly describe and detail the Project.

2.4 Procurement

M3M, as the Owner's Agent, shall procure as provided in Section 2.11(c) hereof, on behalf of the Owner, all materials, equipment and supplies and utility services which are not to be furnished by the Owner under the terms of this Agreement and which are required for construction of the Facilities, all in accordance with the design and specifications approved by the Owner. M3M shall perform, or cause to be performed, all necessary expediting and inspection thereof.

2.5 Construction Management

M3M shall provide construction management services as necessary for the coordination and inspection of the work of all of the contractors involved in the Project, including those listed on Exhibit "D" attached hereto, including but not limited to, necessary field engineering, planning and scheduling, estimating, cost control and warehousing of equipment, materials and supplies purchased on behalf of the Owner. M3M shall

perform its construction management Services in compliance with the drawings, plans and specifications approved by the Owner.

2.6 Construction

M3M as the Owner's agent shall procure construction services as provided in Section 2.11(c) to construct and install all of the Facilities, except for such construction services as are to be provided by the contractors listed in Exhibit "D," all as set forth in the Scope of Work and Plan of Approach.

2.7 Startup and Initial Operation

M3M shall provide pre-operational checkout of all equipment and systems, arrange and co-ordinate equipment suppliers check-out and startup operations, and provide M3M technical personnel to assist the Owner during the initial operation period until Final Completion and acceptance of the Project by the Owner in accordance with Article XV hereof.

2.8 Use of Subcontractors

Owner acknowledges that M3M may enter into subcontracts with its parent company, M3 Engineering & Technology Corporation ("M3"), or with other third parties, to provide or perform some of the Services (including construction services). For purposes of Section 16.9, Owner hereby consents to the providing or performance of any such Services by M3 as a subcontractor.

2.9 Owner's Access

M3M will allow Owner's Representative access and adequate time to inspect the performance of the Services, including work installations, equipment, supplies, or any area where any Services have been, are being or will be performed at any time.

2.10 Project Management and Organization

M3M shall appoint management and supervision personnel with adequate experience and capabilities to successfully perform the Services. An organizational chart has been submitted to Owner which includes the names and qualifications of the key personnel, and designates an authorized representative of M3M ("M3M's Representative"). M3M will also designate a Project Superintendent acceptable to Owner, prior to the commencement of any Services. Owner reserves the right to request changes in M3M's on-site staff; any such request shall be promptly honored by M3M without any cost to Owner. M3M will provide resumes of all senior personnel to be on site, and their reporting function within M3M's organization.

2.11 M3M's Responsibilities

(a) M3M shall perform the Services set forth in Exhibits "B" and "C" in accordance with the terms and conditions of this Agreement.

(b) M3M shall submit to Owner's Representative weekly progress reports which shall provide with respect to each discrete Service: a comparison of the actual commencement and completion times with the scheduled times; the percentage of the Service complete; an estimate of the man-hours necessary to complete each Service; and a comparison of actual costs incurred with budgeted costs. Such reports shall be submitted not later than three (3) calendar days after the last day of the week covered by each progress report.

(c) (i) M3M agrees that all contracts for and purchases of construction services, equipment, machinery, appliances, materials and supplies that M3M makes shall be made by and on behalf of Owner, upon Owner's Standard Form Purchase Orders or other documents prepared and approved by Owner, based upon the recommendations of M3M in the course of its performance of the Services. To the extent it shall perform such procurement Services, M3M agrees to include, as a term or condition of each purchase order or other document employed by it in the performance of the Services, a patent indemnification provision extending from the vendor under such purchase order to Owner and M3M and to render such assistance to Owner as may be reasonably required on a reimbursable cost plus damages and losses basis to enforce the terms of such indemnification by vendors. All purchase orders shall provide for direct invoicing to and direct payment by M3M on behalf of Owner, and M3M shall obtain reimbursement for such materials and equipment pursuant to Section 2.11(c)(ii). M3M shall not release any purchase order to a vendor unless written approval of the purchase and all of the terms thereof has been obtained from Owner, but M3M shall in all cases be responsible to Owner for lack of care in the selection of Vendors.

(ii) For construction services, equipment and material procured by M3M with the approval of Owner, Owner will advance funds to M3M to allow payment of invoices for such equipment and material. Owner will establish a special bank account for deposit and payment of those funds. At least monthly M3M shall submit copies to Owner of invoices M3M intends to pay, together with any supporting information or data requested by Owner. Subject to Owner's right to question or object to any charge appearing on any such invoice, Owner shall advance funds sufficient to pay such submitted invoices by wire transfers or other transfer of current funds to the account. Such transfer shall be made by Owner within ten (10) calendar days after receipt from M3M of proper invoices. M3M in all cases shall promptly supply Owner with satisfactory evidence that the funds advanced were paid on the invoices, and Owner may deduct from subsequent advances amounts previously advanced and not shown by satisfactory documentation to have been paid by M3M to the vendors for whom the funds were advanced. Advance of funds pursuant hereto shall in no event prejudice Owner's right to question or object to any charge invoiced by M3M to Owner for Owner's services or for procured equipment or material.

(d) M3M shall pay and discharge all valid U.S. and Mexican taxes, lienable claims, charges or other impositions imposed by law on M3M arising out of, in connection with, or resulting from the Services, and shall comply with all applicable federal, state and local U.S. and Mexican laws, rules, ordinances and regulations ("Laws") with reference to M3M's employees engaged in the performance of Services. M3M agrees to defend, indemnify and hold Owner and its related and affiliated entities, and the directors, officers, employees and agents of Owner and its related and affiliated entities, harmless from and against any liability, claims, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) for or related to any such taxes, lienable claims, charges or impositions, whether imposed upon M3M or any of its subcontractors. To the full extent permitted by law, no mechanics', repairers', builders', laborers', materialmen's or other lien or claim shall be filed or maintained by M3M or any subcontractor, provider or supplier of M3M against the real property where the Services are to be performed or the Facilities, or against any personal property of Owner for or on account of any labor or materials furnished under the Agreement, or under any supplemental instruction, arrangements or agreement for changes in the Services or for extra Services or otherwise, except that M3M reserves the right to assert a mechanic's lien for its own account in accordance with applicable Law.

(e) Upon the acceptance of the Services in accordance with Article XV hereof, M3M shall furnish proof satisfactory to Owner that there are no unsatisfied or undischarged claims for labor, services, materials or injuries to third persons or properties arising from or related to the performance of the Services. All amounts due as provided in Section 3.1 shall be paid by Owner to M3M, subject, however, to the right of Owner to withhold payments in accordance with the requirements of any applicable Laws with respect to liens for labor, services, materials, injuries to third persons or property, and with respect to other claims. Prior to final payment for Services, M3M shall provide Owner with a release of liens or bond over the liens in a form satisfactory to Owner in its sole discretion. Prior to final payment for Services, M3M shall also provide proof satisfactory to Owner that M3M has made all required payments to the Mexican *Instituto Mexicano del Seguro Social*, to the Mexcian *Instituto del Fondo Nacional para la Vivienda de los Trabajadores*, to the Mexican retirement pension funds or plans, and to the Mexican tax authorities on account of its employment contracts.

(f) In the performance of Services, M3M shall comply, and shall use its best efforts to ensure that all its subcontractors and suppliers comply, with all applicable Laws pertaining to performance of the Services, including without limitation those relating to the preservation of the public health and safety, protection of the environment, and employee safety and health, wages, hours and conditions of employment, and official standards (Mexican *normas oficiales*), as well as to the extent applicable, the provisions of Exhibit "A." M3M shall furnish to Owner such stipulations, statements, or certificates evidencing such compliance therewith as Owner may request. Owner, in addition to its other rights and remedies, reserves the right to terminate this Agreement immediately, without further payment obligations, other than for Services already rendered, if in the sole

discretion of Owner, M3M or any of its subcontractors have failed to cure violations of applicable safety, health, environmental, employment or other Laws within ten (10) calendar days after written notice to M3M. The termination of this Agreement under this Section 2.11(f) shall take immediate effect and shall not require judicial or arbitral judgment, declaration or award. M3M's subcontractors shall be bound by the provisions of this Section 2.11(f), and M3M's contracts with its subcontractors shall contain a provision that includes the same language as it set forth in this Section 2.11(f). M3M's failure to include such a provision in the contracts with its subcontractors shall constitute a default by M3M under this Agreement.

(g) M3M will not accept commissions or allowances from, and it will disclose, prior to their involvement, any financial interest in other parties involved in or seeking to become involved in the Project, or in the sale or leasing of material or equipment, or the providing of services, for the Project.

(h) It may be necessary for certain portions of the Services to be performed during inclement weather, and M3M shall make the necessary arrangements to allow for performance of the Services in actively manner despite inclement weather, without additional cost to Owner.

(i) M3M shall be responsible for obtaining the necessary utility services (sewer, water, power, telephones, etc.) for its temporary offices at the Project site.

(j) M3M shall advise Owner promptly of the existence and undertake the abatement and disposal (in accordance with applicable Laws) of hazardous materials, including, but not limited to, asbestos, encountered by M3M in the performance of the Services; provided, however, that Owner shall reimburse M3M for the reasonable abatement and disposal costs incurred by M3M in disposing of such hazardous materials (to the extent not generated by M3M or any of its subcontractors) promptly upon receipt of an invoice for the same.

(k) M3M shall produce evidence, to the Owner's satisfaction, that it is registered as doing business in Mexico through a permanent establishment and shall provide Owner a certified copy of its tax registration card (*cédula fiscal*).

2.12 Labor Law Related Liabilities

(a) M3M shall promptly and timely discharge and fulfill all its obligations (contractual, statutory, or otherwise) directly or indirectly relating to its labor relationships, including, but not limited to, those derived from individual or collective employment contracts and to the *Instituto Mexicano del Seguro Social*, to the *Instituto del Fondo Nacional para la Vivienda de los Trabajadores*, to retirement pension funds or plans (or *Afores*), and to federal, state, or local tax laws applicable to those labor relationships.

(b) M3M shall defend, indemnify and hold Owner, its affiliates and subsidiaries harmless from and against any and all disputes, complaints, blockades, stoppages,

closure orders, attachments, garnishments, investigations, audits, and like proceedings directly or indirectly relating to M3M's labor relationships and for any losses, claims or damages (including reasonable attorney's fees) that Owner, its affiliates or subsidiaries might sustain on account of those labor relationships and applicable federal, state and local laws, rules regulations, and Mexican *normas oficiales*.

(c) Owner is not and will not be responsible for and will not discharge any of M3M's liabilities and obligations to its employees, or to any agency or authority, including, but not limited to, the *Instituto Mexicano del Seguro Social*, to the *Instituto del Fondo Nacional para la Vivienda de los Trabajadores*, to retirement pension funds or plans (or *Afores*), and to federal, state, or local tax laws, rules or regulations applicable to those labor relationships, and Owner is not and will not be M3M's substitute or surrogate employer for any purpose whatsoever.

(d) M3M represents that it is not an intermediary, as defined by Section 12 of the Mexican *Ley Federal del Trabajo*, and that it has the capacity and the sufficient economic means to discharge all the obligations and responsibilities that will derive to M3M from the labor relationships with its employees and officers, as provided in the first part of Section 13 of the Mexican *Ley Federal del Trabajo*.

(e) M3M's subcontractors shall be bound by the provisions of this Section 2.12, and M3M's contracts with its subcontractors shall contain a provision that includes the same language as is set forth in this Section 2.12. M3M's failure to include such a provision in the contracts with its subcontractors shall constitute a default by M3M under this agreement.

2.13 Owner's Responsibilities

Owner shall at such times as may be required by M3M for the successful and expeditious completion of the Services:

(a) Provide a site for the Services, suitable access thereto and an adequate area or areas adjoining such site for M3M's temporary office and employee parking;

(b) Provide M3M with any necessary governmental allocations or priorities and obtain, (with the assistance of M3M) all permits and licenses required to be taken out in the name of Owner which are necessary for the performance of the Services (collectively, "Permits");

(c) Obtain any process and other licenses which are required for the Facilities, except where such licenses are by the terms of the Scope of Work of Plan or Approach the responsibility of M3M;

(d) Pay all property taxes properly assessed against the Facilities;

(e) Appoint an individual ("Owner's Representative") who shall be authorized to act on behalf of Owner, with whom M3M may consult at all reasonable times, and

whose instructions, requests, and decisions will be binding upon Owner as to all matters pertaining to this Agreement and the performance of the parties hereunder. Owner shall advise M3M in writing of the name of the individual referred to in the preceding sentence; provided, however, that Owner may change the name of such individual upon not less than three (3) business days prior written notice; and

(f) To the extent mutually deemed necessary, Owner shall grant to M3M a limited power of attorney to take such action in Owner's name as may be required by this Agreement, including but not limited to, purchasing equipment, machinery, materials, and supplies in Owner's name. If Owner and M3M agree that it is necessary in any particular circumstance, Owner shall execute a separate limited power of attorney in form and substance mutually agreeable to the parties.

(g) M3M irrevocably waives and shall cause its agents or other appointees who receive a power of attorney provided for in Section 2.13(f) to irrevocably waive any right that they might have pursuant to Mexican law or other applicable law to compensation or payment for receiving and exercising said power of attorney.

2.14 Definitive Cost Estimate.

M3M agrees that not later than fifty (50) calendar days from and after the Effective Date, it shall provide to Owner a definitive estimate of the cost of the Project. M3M shall use good faith efforts to conduct such due diligence and make such inquiries as are reasonably necessary to prepare that definitive estimate. The definitive estimate shall have no impact on the Contract Price.

ARTICLE III COMPENSATION

3.1 Contract Price

Owner shall pay M3M in accordance with Article III of this Agreement and Exhibit "F" hereto. Except as otherwise provided in Exhibit "F" hereto, no amount to be paid for any service or labor or material furnished or used in connection with the Services shall exceed M3M's usual and customary charge therefore in the locality where the Services are to be performed. The total amount of payments to M3M under this Agreement for Services (exclusive of travel and other direct expenses as described in Section 3.2) shall not exceed $1,200,000 (the "Contract Price").

3.2 Travel Expenses

M3M shall be reimbursed for travel expenses and other direct expenses in accordance with M3M's established policies, copies of which have been provided to Owner. For any part of the route for which there is no regularly scheduled commercial air service, reimbursement shall be at the rates published by M3M from time to time.

3.3 Terms of Payment

At the end of each month, M3M shall submit to Owner an itemized invoice in a form satisfactory to Owner showing M3M's charges, including reimbursable expenses of the kind described in Section 3.2 for the preceding month, appropriately supported by receipts or other documentation satisfactory to Owner. Within thirty (30) calendar days following the last calendar day of each month, Owner shall pay M3M the undisputed amount of each outstanding invoice, and advise M3M of any disputed amounts. Within fifteen (15) calendar days following a mutual reconciliation regarding such disputed amounts, Owner shall pay M3M in accordance with such reconciliation. Payment shall be made by negotiable bank draft sent via recognized courier service addressed to M3M as set forth in Section 16.10. Payments withheld by Owner in accordance with this Section 3.3 shall not constitute a default by Owner under any provision of this Agreement and shall not provide a basis for termination of this Agreement by M3M pursuant to Section 13.2.

3.4 Bonus/Penalty Agreement

(a) It is in Owner's interest to have the Services completed as soon as possible. Therefore, as an incentive to achieve early completion, Owner is willing to pay to M3M an early completion bonus as set forth in Section 3.4(b). After the bonus period has expired M3M will have an additional fifteen (15) days to complete the performance of the Services without penalties. Thereafter, the provisions of Section 3.4(c) shall apply.

(b) (i) If M3M achieves Mechanical Completion (as defined in Section 4.3) on or before two hundred sixty-five (265) days from and after the Effective Date, Owner shall pay to M3M a productivity bonus of $100,000. Owner shall deliver the bonus payment to M3M with the final payment under the Agreement.

(ii) If M3M does not achieve Mechanical Completion by the date set forth in Section 3.4(b)(i), then the amount of the bonus payment shall be reduced by $5,000 for each day thereafter that M3M does not achieve Mechanical Completion.

(c) If M3M does not achieve Mechanical Completion on or before three hundred (300) days from and after the Effective Date, all Services performed from and after that date will be performed at M3M's actual cost, excluding payroll burdens, mark-ups and profit, until Mechanical Completion is achieved, irrespective of the provisions of Section 3.3 to the contrary.

3.5 Extension of Deadlines

(a) If Owner instructs M3M to make changes to the Contract Schedule (set forth on Exhibit "E") that impact M3M's ability to timely achieve Mechanical Completion in accordance with the Contact Schedule, then M3M shall notify Owner of the impact on the Contract Schedule, and if Owner agrees, the time for achieving

Mechanical Completion will be extended and the time periods set forth in Section 3.4 will be adjusted accordingly.

(b) If Owner does not deliver to M3M the necessary site access, electrical power, or water reasonably necessary to allow M3M to achieve Mechanical Completion on or prior to two hundred sixty-five days (265) after the Effective date, then one day will be added to each of the time periods set forth in Section 3.4 for each day adequate access, power and water were not available.

(c) If contracts or purchase orders placed by Owner for the Crushing and Screening plant or the ADR plant fail to meet scheduled delivery dates, the time periods in Section 3.4 will be extended for a period of time equal to the period of the delay(s).

3.6 Retention

Owner may withhold from each payment due to M3M under Section 3.3 retention in the amount equal to five percent (5%) of each M3M invoice. Subject to Owner's credits or rights of setoff for liquidated or other damages, Owner's retention shall be released and paid to M3M on Final Completion of the Services or expiration of the time for assertion, recording and service of mechanic's lien under applicable laws, whichever shall later occur. M3M shall withhold retention from payments to subcontractors for Services performed by subcontractors under the Agreement. Before any payment of retention is made under the Services, M3M shall submit evidence satisfactory to Owner that all labor, material, equipment rental, assessments and other indebtedness incurred have been paid and that M3M and its subcontractors are in good standing with the government agencies having jurisdiction for sales taxes, duties, excise taxes, contributions to the Mexican *Instituto Mexican del Seguro Social*, to the Mexican *Instituto de Fondo Nacional para la Vivienda de los Trabajadores*, to the Mexican retirement pension funds or plans, and to the Mexican tax authorities on account of their respective employment contracts. M3M, before requesting release of any retention monies, must submit notarized evidence that no lien or claim has been registered against the Project site or the Facilities, M3M being responsible for having liens or claims removed. The monies retained by Owner pursuant to this Section 3.6 shall not accrue any interest.

3.7 Performance Bond or Other Surety

M3M shall furnish to Owner a bond or bonds issued by Mexican-licensed bonding companies, or a letter of credit in form and substance acceptable to Owner from an internationally-recognized financial institution, covering faithful performance of the Agreement and payment of obligations arising under the Agreement, including all amounts due and payable by M3M to materialmen and subcontractors (whether or not the same assert lien claims), as provided in the Scope of Work and Plan of Approach. The performance bond or letter of credit (either of which will be referred to hereinafter as a "Surety Instrument") shall assure M3M's performance of its obligations in an amount equal to $350,000. M3M shall pay the premium and all costs associated with the Surety Instrument promptly upon submission by M3M's insurance carrier, surety or financial

institution of the billing or invoice for the Surety Instrument. If the Contract Price is adjusted, M3M shall promptly assure that the Surety Instrument is adjusted proportionately. On M3M's delivery to Owner of proof of adjustment of the Surety Instrument, M3M shall pay the premium and all costs associated with the adjustment of the Surety Instrument. The bonding companies or financial institution providing the Surety Instrument shall clearly and expressly waive (a) the benefit of discussion; (b) the right of *excussio*; (c) the benefit of division; (d) the benefit of suspension of liability due to lack of procedural activity by the Owner for more than three months under the terms of the second part of article 2,848 of the Federal Civil Code; (e) the benefit of failure to deliver a judicial order to M3M by the Owner under the terms of the first part of said article 2,848 of the Federal Civil Code; and (f) the benefit of suspension of liability resulting from an extension granted by the Owner to M3M without prior consent of the bonding company or financial institution. The Surety Instrument provided for in this Section 3.7 shall be cancelable or terminable only twelve (12) months after Final Completion and only with the written consent of the Owner.

3.8 Right to Setoff

In the event and to the extent Owner has incurred any expense for which M3M is obligated under this Agreement, or has made payments on M3M's behalf in connection with any lien filings, claims by third parties or governmental authorities, Owner shall be entitled to prompt reimbursement from M3M of all such amounts. In the event that M3M fails to promptly reimburse Owner pursuant to this Section 3.8, Owner may setoff any amounts it owes to M3M under this Agreement, by the amount which M3M has failed to reimburse Owner pursuant to this Section 3.8. Owner shall not be deemed to be in default of this Agreement for exercising its right to setoff against any amounts subject to a good faith dispute pursuant to Section 17.10.

3.9 Claims Against M3M

In case of an assignment for the benefit of M3M's creditors, or in the event of any claim, attachment or garnishment against M3M, Owner shall have, in addition to other rights under this Agreement, the right to take one or more of the following actions:

(a) to set-off a counterclaim against M3M or its assignee or any garnishor, claimant, or other person or entity with respect to the amount involved, whether it occurs or arises before or after the date of such assignment or notice thereof;

(b) to recover in while or in part as Owner may elect from M3M or out of any amount claimed, assigned, attached, or garnished, or out of any amount theretofore or thereafter owned to M3M, all damages, costs, and expenses incurred in relation to such claim, assignment, garnishment or attachment, including court costs and legal fees;

(c) to withhold any and all amounts until it is certain in its sole judgment to whom such funds should be paid without liability on the part of M3M and Owner in any event to pay such sum more than once;

(d) to exercise each and every right stipulated in this Agreement including the right to withhold;

(e) to require as a condition to payment a full complete release in favor of Owner, in form and substance satisfactory to Owner from each and every person or entity which may be claimant to such payment or any other payment theretofore or thereafter paid or due to M3M; and

(f) to terminate this Agreement pursuant to Section 13.3.

In addition to the other remedies available to Owner hereunder and at law, Owner may take such action as it may deem necessary to rectify the reason for its withholding a payment including, without limitation, payments of claims asserted against M3M by third parties or against Owner for which M3M is responsible (and in paying any such claims Owner shall be entitled to rely on the representations of any claimant as to the amount and validity of its claim).

ARTICLE IV CONTRACTOR PERFORMANCE

4.1 Standard of Performance

M3M shall perform all of the Services in a good, minerlike, workmanlike, and skillful fashion in accordance with good industry practices, and in full compliance with all Laws. M3M shall obtain, at M3M's sole expense, all licenses, permits, and authorizations from all federal, state and local governmental and regulatory bodies and agencies which an independent contractor is required to obtain in order to perform the Services, and shall furnish to MSR's Representative copies thereof forthwith upon obtaining the same. Such licenses, permits, and authorizations include but are not limited to permits required by the United States or Mexican federal government, the States of Arizona or Sonora, or the Municipality of Altar, Sonora, or any successor agency, permits pertaining to contractor's licenses, and waste disposal and storage permits. M3M shall be responsible for any penalties caused by its failure to conform to the conditions of any of the Permits or any license, permit or approval required of it.

4.2 Contract Schedule

The Contract Schedule set forth in Exhibit "E" shall be used by M3M for planning, organizing and directing the performance of the Services and for reporting progress. The Contract Schedule, in bar chart form, shall clearly indicate the construction periods and sequences of operations of sufficient activities and sections of the performance of the Services and be in such detail, as the Owner may require, that to M3M's satisfaction M3M can determine the feasibility thereof and that the completion times can be met. There shall not be any changes to the Contract Schedule initiated by M3M. M3M shall advise the Owner whenever any significant changes occur which may impact the schedule. Any changes to the Contract Schedule shall only be made with the approval of the Owner. Copies of the revised Contract Schedule shall be provided to the Owner within seven (7) calendar days after its approval.

4.3 Mechanical Completion

Subject to the provisions of Sections 3.4 and 3.5, M3M shall achieve Mechanical Completion on or before the date that is two hundred sixty-five (265) calendar days from and after the Effective Date. Mechanical Completion shall be deemed to have occurred when the Services have been substantially completed and the Facilities are constructed and installed in accordance with the design and specifications included in the Scope of Work and Plan of Approach such that the Facilities are fully operational.

4.4 Final Completion

M3M shall achieve Final Completion of the Services within ninety (90) calendar days after Mechanical Completion. Final Completion shall be deemed to have occurred when the crushing/stacking plant comprising a portion of the Facilities has been subjected to performance tests and has demonstrated that it will function at full capacity under normal operating conditions by processing 7,500 tons of ore per day for fourteen (14) consecutive calendar days that is crushed and stockpiled and on the leach pads. Testing of the components of the Facilities may be performed concurrently or separately at Owner's discretion.

ARTICLE V ENVIRONMENTAL CONDITIONS

5.1 Site Conditions

M3M shall keep the Project site free from all trash resulting from its performance of the Services. All trash will be disposed of in such a manner that it does not remain visible at the Project site and in compliance with applicable Laws. No used motor oil shall be dumped at the Project site. Upon completion of the Services, M3M shall leave the Project site clean and free of all equipment, waste materials, and rubbish.

5.2 Waste Disposal

M3M shall comply with all applicable Laws governing the use, handling, processing, production or disposal of solid wastes and hazardous or toxic wastes or substances. M3M shall take every reasonable precaution to prevent fuel and oil spills or other spills (whether caused directly or indirectly by its actions or failure to act) of hazardous materials or substances, and shall be responsible for the clean up of all such spills and any and all costs or damages associated therewith. Owner shall be entitled (but not obligated) to clean, remove, or neutralize any hazardous or toxic waste or substance brought by M3M or its subcontractors onto the Project site without Owner's prior written permission or without proceeding as required by applicable Laws, or Mexican official standards, at M3M's cost, expense, and risk, which cost and expense Owner shall be entitled to deduct from any payments due to M3M under this Agreement.

5.3 Sewage and Wastewater Disposal

M3M shall provide, operate and maintain any facilities required for the disposal of sewage and waste water resulting from the performance of the Services. Under no circumstances shall M3M allow for the discharge of raw sewage or polluted water into natural watercourses, lakes, ponds or any other area where such discharge is unauthorized. M3M shall ensure that all sewage and waste water disposal installations constructed or installed by M3M, including without limitation temporary toilets, comply with all applicable federal, state and local requirements. The Services shall be performed in such a manner as to prevent solid matter, contaminants, debris and other pollutants (including without limitation refuse, garbage, cement, concrete, sewage effluent, industrial waste, oil and other petroleum products, aggregate processing tailings, mineral salts and silty water) from entering streams, flowing or dry watercourses, lakes, ponds or underground water sources.

5.4 Subcontractors Bound

M3M's subcontractors shall be bound by the provisions of Article V of this Agreement, and M3M's contracts with its subcontractors shall contain provisions that include the same language as is set forth in this Article V. M3M's failure to include such provisions in the contracts with its subcontractors shall constitute a default by M3M under this Agreement.

ARTICLE VI SITE SAFETY

6.1 Site Safety

M3M will not be required to engage in any work practice or operate in a working condition that is unsafe. Similarly, M3M shall not engage in any work practice or operate in working condition that is unsafe. Upon detection of an unsafe working condition by either party, the unsafe condition will be addressed as a priority using appropriate procedures. M3M shall maintain operating equipment in a safe condition at all times, and ensure that equipment operators have received adequate prior training and that operators of mobile equipment make safety inspections prior to operating any such equipment.

6.2 Safety Standards

M3M shall maintain a safe working environment and a high level of safety awareness by its employees, including an effective safety program. M3M shall diligently enforce all safety policies and take appropriate corrective action in the event of any violations of those policies, which may include discharge from the premises, against any employee(s) who are found to have violated any of the above-mentioned laws, rules, regulations, standards, or policies or who are found to disregard the safety rules of the job site including, without limitation, those against alcohol or other intoxicants, fighting, or firearms on the Project site. Owner is not assuming any safety responsibility for M3M

but shall require that M3M manage its personnel to produce the highest level of safety performance.

6.3 Contactor Responsibility

M3M shall bear all responsibility under the Law for the safety of its own personnel employed in the performance of the Services and for persons entering the Project site as contractors, subcontractors, agents, invitees or visitors of M3M.

6.4 Inspection

On the written request of Owner, M3M shall make available to the Owner's Representative, for inspection and copying, all safety records maintained by M3M. In addition, within two (2) business days after receipt or submission, M3M shall furnish Owner's Representative with a copy of:

(a) Any accident report submitted to any governmental agency by M3M.

(b) Any federal or state accident investigation report issued in connection with any accident involving an employee of M3M at the Project site.

(c) Any petition filed by M3M to modify the application of any safety standard at the Project site.

6.5 Security

M3M shall assume full responsibility for the security of the areas in which Services are to be performed and for the materials and equipment in all such areas. If at any time the security arrangements of M3M are deemed by Owner or any governmental agency to be inadequate or incomplete, on the basis of unsatisfactory experience during the course of performance of the Services, Owner may take whatever action is reasonably necessary to remedy such inadequacy or incompleteness and any additional cost of such action shall be for the account of M3M. The taking of such action shall in no way relieve M3M of any responsibility for the complete security of all such areas.

6.6 Subcontractors Bound

M3M's subcontractors shall be bound by the provisions of this Article VI, and M3M's contracts with its subcontractors shall contain provisions that include the same language as is set forth in this Article VI. M3M's failure to include such provisions in the contracts with its subcontractors shall constitute a default by M3M under this Agreement.

ARTICLE VII SITE INSPECTION AND ACCESS

7.1 Inspection

M3M represents and warrants that (a) it has inspected the Project site where the Services are to be performed, and is familiar with the topography and physical characteristics of the area, and after careful examination, has been satisfied as to the nature, extent and location of the Services, the conditions of the ground, the character and quality of the surface, the character of equipment and facilities needed preliminary to and during the execution of the Services, the availability of labor, water and power, the adequacy of roads and means of ingress and egress, uncertainties of weather, conditions pertaining to transportation, disposal, handling and storage of materials, the general and local conditions, the prices and availabilities of equipment and materials, and all other matters which may affect the performance of the Services, and (b) it has taken all actions that a reasonable and prudent person engaged in providing and performing services of a similar nature would take to become fully informed regarding all existing and expected conditions and matters which, during the performance of the Services, could affect that performance of the Services in any way, and especially the cost of performing the Services. M3M hereby accepts the conditions at the Project site as suitable for the performance of the Services, and hereby expressly waives and releases Owner from any and all demands or claims for damages, fees and/or costs, incurred by M3M or any of its subcontractors by reason of any alleged representations, warranties, tests, descriptions or statements concerning those conditions made by Owner prior to the date hereof, and not expressly set forth in this Agreement. Although Owner has used good faith efforts to make available to M3M such information concerning the Project and the Project site as is in Owner's possession, Owner makes no representation or warranty as to the accuracy, reliability or completeness of any information previously provided by Owner to M3M, including any information contained in any of the Exhibits to this Agreement, and M3M shall rely on the same at its sole risk. The failure of M3M to acquaint itself with any applicable conditions such as all underground installations and workings, electrical cables, utilities, telephone\fiber optic lines and other obstacles, shall not relieve M3M from the responsibility for properly estimating the difficulties and costs of successfully performing the Services, and shall not be grounds for adjusting either the price or the schedule for the performance of the Services.

7.2 Access to Site

Reasonable working areas for storage, shops, equipment yards, stockpiles, and other facilities required in connection with M3M's performance of the Services will be made available to M3M by Owner during the term of this Agreement without charge. Whenever possible, the areas designated for M3M's working area will be located as requested by M3M. Owner agrees to give M3M access to all areas which are necessary for performance of the Services. The designated areas and their usage will be subject to approval by Owner and shall not be occupied by M3M without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed.

7.3 Problems at the Site

To the extent it becomes aware of same, M3M shall promptly advise Owner's Representative in writing of any deficiencies caused by others at the Project site which affect the performance of the Services. Owner's Representative shall have a reasonable period of time to have such deficiencies corrected and M3M shall be required to diligently proceed with the Services unless such deficiencies are not timely corrected (and M3M agrees to notify Owner in writing that in its view such a deficiency has not been timely corrected prior to any cessation of performance of any of the Services by M3M). In the event of such a cessation of the performance of any of the Services, M3M shall be entitled to an equitable adjustment in its compensation to be mutually agreed to by Owner and M3M.

ARTICLE VIII ADDITIONAL CONTRACTOR DUTIES

8.1 Dust Control

M3M shall control dust created by its activities from all Project access roads and from the Project site in accordance with applicable Laws.

8.2 Equipment

M3M shall supply at its sole expense all equipment, supplies, tools, fuels, labor, transportation, and support (including, but not limited to, security, sanitation and trash disposal facilities) necessary to perform the Services, except to the extent that the same are to be procured by M3M on Owner's behalf for use by a third party, in which case the provisions of Sections 2.4, 2.5 and 2.11(c) shall apply. No part of M3M's equipment shall become affixed to the Project site and M3M shall be entitled to make such filings with governmental agencies as it deems necessary or advisable to protect its title in and to its equipment.

8.3 Labor Disputes

M3M shall promptly notify Owner of any labor dispute which has occurred or which M3M anticipates may occur, and which has affected or will or may affect M3M's ability to perform the Services, or M3M's ability to obtain any required materials, equipment or supplies, and shall give Owner such full and complete information concerning any such labor dispute as Owner may reasonably request. M3M shall consult with Owner prior to making any settlement of such labor dispute.

8.4 Ad Valorem Taxes

M3M shall pay when due any property tax imposed on its equipment or otherwise on any real or personal property owned by it and any business or occupation or transportation or other tax which may be imposed or assessed against it or its operations or activities under this Agreement. M3M shall keep all such property free and clear of all liens, attachments, garnishments, sequestrations and other encumbrances.

8.5 Legal Issues

If M3M observes that any activities at the Project are at variance with applicable Laws, M3M shall promptly notify Owner in writing.

8.6 Spare Parts

M3M agrees to maintain an adequate quantity of spare parts, fuel, and other consumable products at all times as necessary to avoid undue disruption of the performance of the Services.

8.7 Non-Discrimination

Owner requires that M3M comply with all Laws concerning non-discrimination in employment. M3M agrees to so comply and will not discriminate against any employee or applicant for employment because of race, age, color, religion, sex or national origin, or because of any other conditions, as provided in Section 1st of the Mexican Constitution.

8.8 Antiquities

All fossils, coins, articles of value or antiquity and structures and other remains or relics of geological, paleontologic or archaeological interest discovered on or in the areas of the Project are and will remain the absolute property of the Mexican government, as and to the extent that this is mandated by Mexican law. M3M shall: (a) take all reasonable precautions to prevent unauthorized removal of, or damage to, any such discovery; (b) inform Owner's Representative immediately upon discovery; and (c) obtain and comply with Owner's instructions for removal and disposal of the discovery.

ARTICLE IX CHANGES

It is the desire of the parties to keep changes in the scope of Services at a minimum, but the parties recognize that such changes may become necessary from time to time, and agree that they shall be handled as follows: Owner may initiate a change by notifying M3M in writing of such change (a "Change Order"). As soon thereafter as practicable, but in no event not later than ten (10) calendar days following Owner's notice, M3M shall prepare and forward to Owner a cost estimate of the change. Owner shall advise M3M in writing of its approval or disapproval of the change. If Owner approves the change, M3M shall perform the additional Services described in the Change Order. M3M may initiate changes by notifying Owner in writing that in M3M's opinion a change is necessary. As soon thereafter as reasonably practicable, but in any event not later than ten (10) calendar days following M3M's notice, Owner shall advise M3M of its concurrence or disagreement. If Owner shall concur with M3M's change, as soon thereafter as practicable, but in no event not later than ten (10) calendar days following Owner's notice, M3M shall prepare and forward to Owner a cost estimate of the change. Owner shall advise M3M in writing of its approval or disapproval of the change. If Owner approves the change, M3M shall perform the Services described in the Change Order.

ARTICLE X REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Owner's Representations and Warranties

Owner represents and warrants that it is a corporation duly organized, validly existing and in good standing in Mexico, and is legally authorized to transact business in the State of Sonora, and that, except as set forth in Exhibit "G", it possesses the Permits for the Project necessary to allow for the performance of the Services contemplated by this Agreement (other than any permits required to be obtained by M3M under this Agreement); that it has the power to execute, deliver and perform under this Agreement; that it has duly executed and delivered this Agreement; that there is no action, suit, investigation or proceeding affecting Owner pending or (to Owner's knowledge) threatened before any court, governmental agency or arbitrator that affects or would affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated under this Agreement; and that, upon its execution and delivery of this Agreement (assuming valid execution and delivery by M3M), the same will be a legal, valid and binding obligation of Owner, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles generally. Owner further represents and warrants that the authority of the individuals who sign this Agreement on its behalf has not been rescinded, revoked, or restricted in any manner whatsoever.

10.2 M3M's Representations and Warranties

M3M represents and warrants that it is a corporation duly organized, validly existing and in good standing in Mexico, and is legally authorized to transact business in the State of Sonora, Mexico, and that it has the power and authority to execute, deliver and perform under this Agreement; that it has duly executed and delivered this Agreement; that there is no action, suit, investigation or proceeding affecting M3M pending or (to M3M's knowledge) threatened before any court, governmental agency or arbitrator that affects or would affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated under this Agreement; and that, upon its execution and delivery of this Agreement (assuming valid execution and delivery by Owner), the same will be a legal, valid and binding obligation of M3M, enforceable against M3M in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles generally. M3M further represents and warrants that the authority of the individual who signs this Agreement on its behalf has not been rescinded, revoked, or restricted in any manner whatsoever.

10.3 Third Party Items

To the extent not procured by Owner, but for the protection of Owner, M3M shall require from all contractors, subcontractors and vendors from which M3M procures services, machinery, equipment or materials, warranties and guarantees with respect to such services, machinery, equipment and materials; and the same shall be in the name of Owner or assigned to Owner. M3M's liability with respect to such services, machinery,

equipment and materials obtained from contractors, subcontractors or vendors shall be limited to procuring warranties and guarantees from such contractors, subcontractors and vendors and rendering all reasonable assistance to Owner for the purpose of enforcing the same.

10.4 Performance Schedules

M3M represents that it shall commence and complete the Services within the agreed upon Contract Schedule set forth in Exhibit "E", except as may be amended by any Change Order.

10.5 Design, Engineering, Procurement and Construction Warranties

(a) M3M guarantees (i) that it shall construct the Facilities in conformance with the final engineering drawings and specifications, and (ii) that the completed Facilities shall be free from defects in materials and workmanship.

(b) M3M guarantees that it shall design the Facilities so that if operated and maintained by Owner in accordance with the operating manuals prepared by M3M or provided by any subcontractor, those Facilities will be capable of complying with all applicable laws, rules, regulations, standards, permits, rulings, judgments and decrees in force as of the date of this Agreement. Nothing in this Section 10.5(b) shall be construed as obligating M3M to undertake the performance of any Services or the guarantee of any Services in any way connected with Owner's obligation to obtain, at its sole cost and expense, any Permits required to construct the Facilities or complete the Project.

(c) M3M warrants for itself and all subcontractors that the equipment, labor, materials and Services performed under this Agreement will be in accordance with this Agreement, the Scope of Work, the Plan of Approach and industry standards, and that Facilities will be free from defects not inherent in the quality required or permitted and that the performance of the Services will conform with the requirements of the Scope of Work and the Plan of Approach. M3M warrants that the design, engineering and construction portions of the Services (i) shall be performed in a good and workmanlike manner; (ii) shall be adequate for the purpose for which intended; and (iii) shall be comparable to similar work performed by a first class, efficient, experienced and competent engineering and construction organization of national stature. Services not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. M3M's warranty excludes remedies for damages or defects caused by: (A) Owner's abuse, improper or insufficient maintenance or improper operation; (B) Owner's modifications not executed by M3M; and (C) normal wear and tear under normal usage. M3M shall promptly repair or replace any defective equipment or materials and will correct (by repair or replacement with new items) deficient design, engineering or construction of the Facilities of which Owner delivers notice to M3M within twelve (12) months after Final Completion. M3M shall promptly remove from the Project, at M3M's sole

cost and expense, all material and portions of the Facilities found by Owner as failing to conform to the Scope of Work and the Plan of Approach, whether incorporated in the Services or not, and M3M shall promptly replace those Facilities and re-execute those Services in accordance with the Scope of Work and the Plan of Approach, and without expense to Owner, and shall bear the expense of making good all work any subcontractors destroyed or damaged by such removal or replacement. Nothing in this Agreement shall be construed as or deemed to be an amendment, diminution, limitation or restriction on any warranties by the manufacturers or suppliers of any equipment or materials installed as or made part of the performance of the Services.

10.6 Equipment and Material Workmanship Warranties

(a) M3M will guarantee that all equipment and mechanical/electrical systems will be properly specified for their intended purpose and will perform in accordance with Section 10.5(a).

Notwithstanding the foregoing:

(i) Warranties for individual equipment and/or items of material shall be limited to those obtainable from manufacturers. M3M shall use reasonable efforts to obtain best possible warranties or guarantees on behalf of Owner under normal commercial terms.

(ii) Guarantees and warranties with respect to used/refurbished equipment will be limited depending on specific circumstances for such items. M3M will, however, use reasonable efforts to insure that these items are suitable for their intended purpose.

10.7 Limitations of Warranty

(a) The representations and warranties made in this Article X are the only representations and warranties made by either party. NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE EXPRESSLY DISCLAIMED AND WAIVED HEREBY.

(b) Owner's failure to: (i) properly operate and maintain the Facilities as indicated in M3M's written manuals and instructions; or (ii) allow M3M to promptly make such tests and perform such remedial services as M3M may deem appropriate, shall relieve M3M of its, if any, warranty and/or guaranty relative to such improper operation and maintenance or the subject of such test or service. This Article X governs, modifies and supersedes any other term of this Agreement which addresses warranties or guarantees.

ARTICLE XI <u>INDEMNIFICATION</u>

11.1 M3M's Indemnification of Owner

M3M agrees to defend, indemnify and hold harmless Owners and any subsidiaries or affiliates, and their officers, directors, attorneys-in-fact, agents, consultants and employees (collectively, "Owner Related Persons"), from and against any claim, demand, cause of action, loss, damage, expense (including reasonable attorneys' fees), or liability whether on account of injury to or death of persons or damage to or loss of property or otherwise, arising from or related to (a) the negligent performance by M3M, its subcontractors, agents or employees (the "M3M Agents") of any Services under this Agreement, the performance of services by M3M or the M3M Agents other than in compliance with the standards set forth in Section 4.1, or the conduct by M3M of any other activities at the Project site, (b) the breach of any of M3M's representations or warranties in this Agreement, (c) any action at law or in equity which may be bought against Owner or its subsidiaries or affiliates or any of the Owner Related Persons at any time for infringement or improper appropriation or use of any patent or patents, trade secrets, trademarks, know-how or other proprietary information allegedly relating to designs, plans, drawings, and specifications provided by M3M to owner under this Agreement, (d) M3M's failure to perform any of its obligations under this Agreement. In connection with the foregoing indemnity, it is agreed that M3M shall, in particular (but without limitation except as stated herein), be responsible for injuries to or death of any of its employees in the course of performance of any Services under this Agreement or in the course of performance of any operations or activities at the Project, and shall indemnify, hold harmless, and defend Owner, its subsidiaries, affiliates and all of the Owner Related Persons from and against any claim based on a theory or principle involving allegations that such employees of M3M are borrowed servants or employees of Owner, or based on a theory or principle involving allegations of Owner's negligence in its failure to supervise or control their actions, or based on any other theory or principle whatsoever.

11.2 Indemnification by Owner

Owner agrees to indemnify, hold harmless and defend M3M and any subsidiaries or affiliates, and their officers, directors and employees, from and against any claim, demand, cause of action, loss, damage, expense (including reasonable attorneys' fees), or liability whether on account of injury to or death of persons or damage to or loss of property or otherwise, arising from or related to (a) the conduct by Owner of any of its activities at the Project site, (b) the breach of any of Owner's representations or warranties in this Agreement, or (c) Owner's failure to perform any of its obligations under this Agreement.

11.3 Procedure

Promptly after receipt by either party hereto of the assertion of any claim, demand, action, suit or the commencement of any proceeding (collectively, a "Claim"), or the discovery of any fact (whether or not it involves a third party claim) upon which such

party expects to make a claim for indemnification under this Agreement, such party shall give the party who may become obligated to provide indemnification under this Agreement (the "Indemnifying Party") written notice describing such Claim or fact in reasonable detail (the "Notice of Claim"). Failure to give such notice which does not materially disadvantage the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement. Except as otherwise provided in this paragraph, the Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking indemnification (the "Indemnified Party") as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the Indemnified Party; provided, however, that if (i) such Claim seeks an order, injunction or other equitable relief against the Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that there is a substantial conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Claim, then the Indemnified Party may employ separate counsel and participate in the defense of such Claim to the extent necessary to protect its interests, and the Indemnifying Party shall be responsible for the fees and expenses of such separate counsel. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. The Indemnifying Party shall not settle or compromise any matter with respect to which a party is seeking indemnification without the prior written consent of the Indemnified Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.

11.4 Limitation on Damages

Except as otherwise set forth in Section 16.6, neither party shall be liable to the other for any consequential, punitive, special, or indirect damages, including but not limited to, loss of profit, loss of use, loss of opportunity, loss of production or products, whether such liability is based, or asserted to be based, upon any breach of either party's obligations under this Agreement, or whether such liability is based, or asserted to be based, upon any negligent act or omission of a party, its personnel, agents or representatives, or whether such liability is based, or asserted to be based, on any other legal ground.

11.5 Owner's Responsibilities

Owner assumes responsibility for all loss of or damage to property owned by or in the custody of Owner and any items owned by Owner at the jobsite or in transit thereto (including but not limited to construction work in progress), however such loss or damage shall occur, and agrees to maintain Builder's All-Risk or other appropriate insurance naming M3M as additional insured and does hereby and shall cause its insurers to waive rights of subrogation against M3M and its vendors and subcontractors under any insurance which Owner may carry.

11.6 Limitation on Obligations

Each party's obligation to defend the other, or to defend Owner Related Persons, under the provisions of this Article XI or otherwise under this Agreement, shall apply only to claims, demands or causes of action brought or made by third parties.

ARTICLE XII INSURANCE

12.1 Commitment

All of M3M's activities and the activities of its subcontractors under this Agreement shall be at M3M's sole risk. Neither M3M nor its employees, agents, contractors or subcontractors shall be entitled to Worker's Compensation or other insurance protection provided by Owner; and neither M3M nor its employees, agents, contractors or subcontractors shall be entitled to the benefit of any other plans or programs intended for Owner's employees. Commencing with the performance of its Services hereunder, and continuing until the earlier of Owner's acceptance of the Services or termination of this Agreement, M3M shall maintain the following insurance:

(a) Worker's Compensation in accordance with the Mexican *Ley del Seguro Social* and the statutory requirements of the state having jurisdiction over M3M's employees who are engaged in the Services;

(b) Comprehensive General Liability insurance including products/completed operations, "XCU" perils, contractual liability and broad form property damage coverage written on occurrence policy forms unless otherwise approved by Owner and the Lender (as defined in the Recitals) with minimum limits of not less than $1,000,000 combined single limit per occurrence, $2,000,000 aggregate;

(c) Employer's Liability insurance with minimum limits of not less than $1,000,000 each accident, and $1,000,000 each employee for disease;

(d) Automobile Liability insurance with minimum limits of not less than $1,000,000 combined single limit per occurrence;

(e) Umbrella/Excess Liability Insurance with minimum limits of $9,000,000;

(f) Key Man Insurance with minimum limits of $1,700,000;

(g) Foreign Liability Insurance with minimum limits of $1,000,000; and

(h) Professional Errors and Omissions Liability insurance, with claims-made wording and a twelve (12) month extended reporting period, and with limits of not less than $5,000,000 per occurrence, $10,000,000 aggregate.

The foregoing insurance coverages shall not act to limit M3M's liability under this Agreement. Owner shall be named an additional insured under M3M's insurance

policies listed in Sections 12.1(b), (d), (e) and (g), and those policies shall contain provisions that the insurance companies will have no rights of recovery or subrogation against Owner, its subsidiaries or affiliates, or any of the Owner Related Persons, or the Lender, it being the intention of the parties that M3M's carrier(s) shall be liable for any and all losses covered by the above-described insurance that is primary to any insurance provided by Owner or the Lender.

12.2 Certificates

The foregoing insurance shall be maintained with carriers satisfactory to Owner and the Lender and authorized to do business in Mexico, and the terms of coverage shall be as evidenced by certificate(s) evidencing that insurance coverage of the types and limits set forth in Section 12.1 is in full force and effect, such certificates to be delivered to Owner prior to the commencement of any Services. Such certificates shall provide that thirty (30) calendar days written notice shall be given to Owner and the Lender prior to cancellation of any policy.

12.3 Deductibles

Any and all deductibles in the above-described insurance policies shall not be in excess of industry norms and shall be assumed by, for the account of, and at M3M's sole risk.

12.4 Default

If M3M has failed to obtain any of the above-referenced insurance policies, such failure shall be cause for termination of this Agreement pursuant to Section 13.1. Failure to secure the required insurance coverage, or the failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement, shall in no way act to relieve M3M from any of its obligations under this Agreement. In the event that liability for any loss or damage be denied, as a result of any of the foregoing failures by the M3M, or if M3M fails to maintain any of the insurance policies herein required, M3M will defend, indemnify and hold Owner harmless from and against all losses, claims, demands, and expenses (including reasonable attorneys' fees), which would otherwise be covered by said insurance.

12.5 Scope of Coverage

The insurance protection afforded Owner under this Agreement shall inure to the benefit of Owner and all of its subsidiaries and affiliates; and when so requested by Owner, M3M shall furnish certificates of insurance showing contractual liability coverage specifically indicating M3M's contractual indemnity requirements as set forth in Article XI of this Agreement to apply to Owner and all subsidiaries and affiliates of Owner as set forth in Article XI. The sum for which insurance coverage shall be procured and maintained shall not be taken as a liquidated damages amount and will not limit M3M's liability under this Agreement; M3M shall continue to be responsible with all of its assets, proceeds, and income (including income due to M3M hereunder) for the

payment of any indemnification or other amounts due by M3M under this Agreement irrespective of the recovery of any insurance payments.

12.6 Subcontractor Insurance

M3M will not allow any permitted subcontractor to enter upon or continue the performance of any portion of the Services unless such subcontractor is and remains insured under policies affording the same coverage and in compliance with the same terms as described above in Sections 12.1 – 12.5. Each subcontractor will also furnish a standard endorsement to its insurance policies (other than Worker's Compensation and Employer's Liability) naming M3M and Owner as additional insureds under said policy. The policy must also contain a cross-liability or severability of interest clause. Certificates of Insurance or other evidence of insurance acceptable to Owner shall be made available to Owner before the commencement of any portion of the Services by any subcontractor. The parties hereby agree that the provisions of this Section 12.6 are not intended to alter any of M3M's obligations set forth in the remainder of this Article XII, and that any subcontractor's insurance policies shall be supplemental to rather than substitutes for the policies required to be maintained by M3M.

ARTICLE XIII TERMINATION AND CANCELLATION

13.1 Termination for M3M's Default

In addition to Owner's rights of termination set forth elsewhere in this Agreement, should M3M become insolvent or bankrupt, or be subjected to an involuntary reorganization, receivership, moratorium, or similar proceeding, or should M3M commit a material breach or default of any of the covenants or obligations of this Agreement, and should M3M thereafter fail to commence good faith efforts to remedy such breach or default within ten (10) calendar days after written demand by Owner, then Owner may suspend performance or terminate this Agreement and enter upon the Project site and take possession thereof. At the same time, Owner may elect to instruct M3M to remove from the Project site all of its tools, equipment, and supplies, or may take possession of any and all of such tools, equipment, and supplies for the purpose of completing the Services. Upon any such termination, M3M shall be compensated for all costs incurred and Services then performed in accordance with the provisions of this Agreement, and if applicable for the tools, equipment and supplies Owner demanded be left on the Project site. M3M's failure to remove from the site all of its tools, equipment, and supplies, when so instructed by Owner, shall be taken as an abandonment of the same and shall entitle Owner to remove them or dispose of them as it deems fit, at M3M's sole cost and expense and without Owner's liability or responsibility. The termination of this Agreement under this Section 13.1 shall take immediate effect and shall not require judicial or arbitral judgment, declaration, or award.

13.2 Termination for Owner's Default

Should Owner become insolvent or bankrupt, or should Owner commit a material breach or default of any of the covenants or obligations of this Agreement, and should Owner

thereafter (a) fail to remedy the same within ten (10) calendar days after written notice thereof from M3M if the breach constitutes a failure to pay money, or (b) fail to commence good faith efforts to remedy such within ten (10) calendar days after written demand by M3M if the breach is other than a failure to pay money, then M3M may, at its option, suspend performance or terminate this Agreement. Should M3M so suspend or terminate this Agreement, it shall be paid for all costs incurred and Services performed to the date of suspension or termination, plus any cancellation charges by vendors, subcontractors and M3M.

13.3 Cancellation for Convenience

Owner reserves the right to cancel any or all of the Services hereunder upon notice in writing to M3M. Should the Services be so canceled by Owner, M3M shall be paid for all costs incurred to date of cancellation in accordance with Article III hereof, plus any reasonable cancellation charges actually charged to M3M by approved vendors or subcontractors. M3M irrevocably waives any right that it might have pursuant to Section 2,635 of the Mexican Federal Civil Code to be indemnified for all the expenses incurred and Services performed and for the profit that it might have made should the Agreement not have been canceled or terminated pursuant to this Section 13.3. M3M's subcontractors shall be bound by the provisions of this Section 13.3, and M3M's contracts with its subcontractors shall contain a provision that includes the same language as is set forth in this Section 13.3. M3M's failure to include such a provision in the contracts with its subcontractors shall constitute a default by M3M under this Agreement.

13.4 Suspension by Owner

Owner reserves the right to suspend the Services at its convenience upon ten (10) calendar days written notice to M3M, unless M3M agrees in writing to a shorter notice period. Should the Services be so suspended, M3M shall be paid for all costs incurred to the date of suspension, plus any suspension or cancellation charges by approved vendors, subcontractors and M3M. When a suspension equals or exceeds one hundred eighty calendar (180) days in the aggregate, M3M or Owner may elect to treat such suspension as a Cancellation for Convenience of Owner pursuant to Section 13.3 hereof. Upon receipt of any such suspension notice, M3M shall, unless the notice requires otherwise;

(a) immediately discontinue the relevant portion of the Services on the date and to the extent specified in the notice;

(b) place no further orders or subcontracts for materials, equipment or services, other than to the extent required in the notice;

(c) promptly make every reasonable effort to obtain suspension upon reasonable terms satisfactory to Owner of all orders, subcontracts and rental/lease agreements to the extent required in the notice;

(d) continue to protect and maintain any completed Services and those portions of the Services in progress which have been suspended;

(e) confer with the Owner regarding measures to mitigate the effects of the suspension, including availability and scope of alternate Services;

(f) use its reasonable best efforts to utilize its equipment and labor force in such a manner as to minimize costs associated with suspension; and

(g) continue to comply with Mexican law, as applicable, and continue to make payments due by it to the Mexican *Instituto Mexicano del Seguro Social*, to the Mexican *Instituto del Fondo Nacional para la Vivienda de los Trabajadores*, to the Mexican retirement pension funds or plans, and to the Mexican tax authorities on account of its employment taxes.

M3M's subcontractors shall be bound by the provisions of this Section 13.4, and M3M's contracts with its subcontractors shall contain provisions that include the same language as is set forth in this Section 13.4. M3M's failure to include such provisions in the contracts with its subcontractors shall constitute a default of M3M under this Agreement.

13.5 Compensation During Owner-Ordered Suspension

During an Owner-ordered suspension M3M shall be reimbursed for any Services Owner requires M3M to perform, plus the following costs, reasonably incurred, without duplication of any item, to the extent that such costs directly result from such suspension of the Services, or any portion thereof;

(a) all actual costs incurred by M3M to demobilize and remobilize M3M's and any subcontractors' personnel and equipment; and

(b) an equitable amount to reimburse M3M for the cost of maintaining and protecting any completed Services or Facilities and those portions of the Project site upon which the Services in progress have been suspended.

13.6 Resumption of Work

Upon receipt of notice to resume performance of the Services, M3M will resume such performance as promptly as is practicable under the circumstances.

13.7 Suspension for Cause

Notwithstanding any of the provisions of this Article XIII to the contrary, Owner may suspend (but not terminate) this Agreement, without any obligation to make any further payments to M3M or to any of its subcontractors, or any further liability on the part of Owner, in the event of negligence or willful disregard by Contractor with respect to health, safety, environmental protection, legal matters or proper business practices. M3M's subcontractors shall be bound by the provisions of this Section 13.7, and M3M's contracts with its subcontractors shall contain a provision that includes the same language as is set forth in this Section 13.7. M3M's failure to include such provisions in the contracts with its subcontractors shall constitute a default of M3M under this Agreement.

ARTICLE XIV COMPLETION

M3M shall prosecute the Services continuously and with due diligence. The Services will be completed in accordance with the Contract Schedule set forth in Exhibit "E" and the provisions of this Agreement.

ARTICLE XV ACCEPTANCE

When M3M deems it has completed the Services, it shall so notify Owner in writing. Within fourteen (14) calendar days thereafter, Owner shall advise M3M in writing of any manifest defects in the Services for which M3M shall be responsible under this Agreement. As soon as the identified defects are corrected, or if no manifest defects are identified within fourteen (14) days of M3M's notice, the Services shall be deemed accepted or lack of manifest defects. Upon achievement of Final Completion, Owner shall make all required payments (including without limitation all retention amounts) to M3M. Owner shall then execute a written acceptance upon M3M's request, and M3M shall execute a written release upon Owner's request. This acceptance shall apply only as regards manifest defects, but not as regards hidden, structural or material defects not readily apparent.

ARTICLE XVI GENERAL PROVISIONS

16.1 Independent Contractor Relationship

The Services shall be performed by M3M as an independent contractor, and its employees at all times shall be under its supervision, direction and control. M3M shall have full power and authority to select the means, manner, and methods of performing the Services without supervision, direction, or control by Owner. M3M and its supervisors will receive instructions from Owner and Owner's Representative as to the end results to be accomplished and M3M shall be responsible for directing its employees as to the means, manner, and methods of accomplishing the Services. Compliance by M3M or its employees, with engineering instructions, safety practices, maintenance instructions, or change orders issued by Owner or Owner's Representative shall not affect M3M's status as an independent contractor, and shall not relieve M3M of its obligations under this Agreement. Neither M3M nor anyone used or employed by M3M shall be deemed for any purpose to be the agent, servant, employee, or representative of Owner in the performance of any Services, except as otherwise specifically set forth in this Agreement. Nothing in this Agreement shall be construed to mean that M3M is a partner of Owner or a joint venturer with Owner. M3M shall be responsible for and shall withhold or pay, or both, as may be required by applicable Laws, all taxes pertaining to the employment of its personnel and/or performance of the Services. All fines, penalties or other charges imposed or assessed against M3M by reason of its violation of, or failure to comply with, any provisions of such Laws, together with all expenses of defending administrative actions or litigation in respect thereto, shall be paid by M3M at its sole cost and expense. M3M also assumes full responsibility for the payment of all payroll burdens, fringe benefits and payroll taxes, whether federal, state, municipal or otherwise, as to its employees, servants or agents engaged in the performance of any Services.

Further, M3M shall make all contributions to the pension funds that may be required to be made on behalf of its employees, servants or agents under any collective bargaining agreement to which they are subject, or under applicable Laws, and shall defend, indemnify and hold Owner harmless from any claims, losses, damages, costs and expenses (including reasonable attorney's fees) arising as a result of its failure to do so.

16.2 Safety and Environmental Regulations

M3M shall design the Facilities so they are capable of complying with all applicable health and safety Laws, and with applicable environmental Laws in force at the effective date of this Agreement or during the term hereof. If, during the course of performance of the Services, any questions should arise regarding safety or environmental aspects of the Services, M3M and Owner shall mutually agree upon any changes required in the Services and such changes shall be treated as changes in the scope of the Services and M3M shall be appropriately compensated, unless such changes are required by applicable Law or Mexican *normas oficiales*.

16.3 Force Majeure

Any delays in or failure of performance by Owner or M3M, other than payment of money, of any of their respective obligations under this Agreement, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of Owner or M3M, as the case may be, including but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; failure or delay of governmental agencies to issue or renew requisite permits, licenses or approvals; act of war; rebellion or sabotage or damage resulting therefrom; fires, floods, explosions, accidents; riots or strikes or other concerted acts of workmen, whether direct or indirect; actions of non-governmental or similar organizations or of native or aboriginal groups; or any causes, whether or not of the same class or kind as those specifically above named, which are not within the control of Owner or M3M, as may be applicable, and which by the exercise of reasonable diligence, Owner or M3M, as may be applicable, is unable to prevent, correct or remedy. Owner and M3M shall not be required to settle any labor or other dispute, or to contest any law, regulation, order or request merely to have exercised "reasonable diligence" in accordance with the foregoing.

16.4 Title to Plans and Specifications

All drawings and specifications prepared by M3M pursuant to this Agreement shall be and remain the property of Owner, and Owner shall not be obligated to pay for them if this Agreement is terminated, cancelled or rescinded pursuant to its terms.

16.5 Confidentiality

(a) All knowledge and information acquired or developed by M3M or any permitted subcontractor hereunder, including without limitation all drawings and specifications described in Section 16.4 hereof, shall be and remain the

confidential and proprietary information of Owner. Any information acquired or developed by M3M hereunder shall be turned over to Owner, if and to the extent requested, at the termination of this Agreement. M3M and its employees, permitted subcontractors and agents shall maintain strict security over all knowledge and information acquired or developed by it during the performance of this Agreement, and shall not divulge any such knowledge and information directly or indirectly to any person, other than the authorized representatives of Owner, without the prior written consent of Owner, except as required by Law, court order, the rules of any stock exchange or to the legal or financial representatives of the party making such disclosure. At the termination of this Agreement, M3M shall return all such knowledge and information in tangible form and copies thereof except that M3M may retain an archive copy of all information forming a basis for its performance hereunder (which shall thereafter be maintained by M3M in accordance with the provisions of this Section 16.5). The knowledge and information described in this section does not include knowledge and information (i) which M3M had in its possession prior to the effective date of this Agreement and received from a third party other than Owner, its subsidiaries or affiliates, or (ii) which could be obtained from third parties free from any confidentiality restrictions.

(b) Neither party shall issue any press release, announcement, report, disclosure or filing with respect to the Services hereunder or M3M's involvement with the Facilities without the prior written consent of the other party, except as may be required by law, court order, the rules of any stock exchange, or to the legal or financial representatives of the party making such disclosure. Where the non-disclosing party's consent to any press release, announcement, report, disclosure or filing is required pursuant to this Section 16.5(b), the disclosing party shall provide the text of such proposed release to the non-disclosing party for review and comment at least two (2) business days prior to its disclosure.

16.6 Damages

Except in the event of M3M's gross negligence, willful misconduct, willful disregard, or fraud, M3M shall not be responsible or held liable for consequential, punitive, incidental, special or indirect damages or losses, including without limitation, liability for loss or interruption of use of the Facilities or Owner's existing property, loss of profits, interest, product or business interruption, increased costs of operations and maintenance or staffing needs, however the same may be caused.

16.7 Audit and Maintenance of Records

M3M shall and shall require its subcontractors to maintain a true, correct and complete set of records, including books and accounts in accordance with generally accepted accounting principles consistently applied, pertaining to the Services performed hereunder, and that neither M3M nor any of its subcontractors shall pay any commission or fees or grant any rebates or other remuneration or gratuity to anyone qualifying as an Owner Related Person, or any of Owner's affiliated entities, and neither M3M nor any of

M3M's subcontractors shall grant any secret rebates, one to the other, nor pay any commission or fees to the employees or officers of the other in connection with the Services. During the terms of this Agreement and for a period of one (1) year thereafter, Owner, upon reasonable request and at reasonable times, may audit any and all records of M3M or any of its subcontractors relating to Services performed hereunder; provided, however, M3M shall have the right to exclude any trade secrets, formula, or processes, and records relating to specific costs covered by M3M's fixed charges. M3M shall require its approved subcontractors to provide Owner a comparable right to audit their records.

16.8 Assignment

This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, except that it may be assigned without such consent to a wholly owned subsidiary of either party, the corporate successor of either party, or to a person, firm, or corporation acquiring all or substantially all of the stock or business assets of such party; provided, however, that any such assignment for which consent is not required shall not relieve the assigning party of any of its obligations under this Agreement. In addition, Owner shall not be required to obtain M3M's consent for an assignment of this Agreement to any lender who is providing funding for the El Chanate gold project. Any assignment requiring a consent made without such consent shall be null and void or unenforceable if not characterized as null and void pursuant to applicable Law. No assignment of this Agreement shall be valid until a written assumption, satisfactory to the non-assigning party, is received by the non-assigning party. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee. Owner shall have the right to terminate this Agreement in accordance with the provisions of Section 13.1 if at any time M3M is no longer a wholly-owned subsidiary of M3.

16.9 Subcontracts

M3M may not subcontract any portion of the Services to a subcontractor without prior written approval by Owner. In no event shall Owner's approval of any subcontract relieve M3M of any of its obligations under this Agreement. Notwithstanding the foregoing, M3M may have portions of the Services performed by its affiliated entities (including M3) or their employees, in which event M3M shall be responsible for such Services and Owner will look to M3M, and M3M shall be responsible, as if the Services were performed by M3M. For purposes of this Agreement, any contractor procured by M3M to perform construction services shall be deemed a subcontractor.

16.10 Notices

Except as otherwise required by Law, any notice shall be in writing and shall be given by personal delivery on the authorized representative of the receiving party, or by overnight courier service, or by deposit in the United States certified or registered mail, return receipt requested, postage prepaid, addressed to M3M or its subcontractors or Owner

respectively at the following addresses (or at such other addresses as the parties may designate in writing):

M3M and its Subcontractors:	M3 MEXICANA, S. de R.L. de C.V. Esq. de Veracruz y 12 de Octobre Hermosillo, Sonora, 83190 Mexico Fax: 011-52-662-210-5400 Phone: 011-52-662-210-5404 Attn: Rolando Gonzales
Owner:	MINERA SANTA RITA, S. de R.L. de C.V. Calle Lamberto Hernández, 73 esquina con Avenida "I" Caborca, Sonora, 83600 México Fax: 011-52-480-456-5027 Phone: 011-52-637-370-5959 Attn: Dave Loder

Notice shall be deemed to have been received and effective on the date on which the notice is received if notice is given by personal delivery or overnight courier service, and 48 hours following deposit in the mail, if mailed.

16.11 Solicitation of Employment

Neither party shall, during the term of this Agreement or for a period of eighty (80) calendar days thereafter, directly or indirectly for itself or on behalf of, in conjunction with, any other person, partnership, corporation, business or organization, solicit, hire, contract with or engage the employment of a full-time employee of the other party with whom that party or its personnel have had contact in the course of providing Services under this Agreement, unless that party has obtained the written consent of the other party, which may be withheld in the other party's sole discretion, to such hiring, and that party pays to the other a fee to be mutually agreed upon.

ARTICLE XVII MISCELLANEOUS

17.1 Hazardous Materials

Unless otherwise provided in this Agreement, M3M and M3M's consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site, including but not limited to asbestos, asbestos products, polychlorinated biphenyl (PCB) or other toxic substances.

17.2 Governing Law

The purely contractual aspects of this Agreement shall be governed by and interpreted in accordance with the internal laws (and not the laws of conflicts) of the State of Arizona.

All matters contemplated in this Agreement that are of Mexican jurisdiction, including, without limitation, environmental, health, safety, labor, tax, and permitting matters, shall be governed by the applicable Mexican federal, state, or local laws and regulations. The Surety Instrument provided for in Section 3.7 shall be governed by Mexican law.

17.3 Headings

Headings and titles of Articles, Sections, paragraphs and other subparts of this Agreement are for convenience of reference only and shall not be considered in interpreting the text of this Agreement. Modifications or amendments to this Agreement must be in writing and executed by a duly authorized representative of each party.

17.4 Extension of Indemnities

Indemnities against, releases from, assumptions of and limitations on liability expressed in this Agreement, as well as waivers of subrogation rights, if any, shall apply even in the event of the negligence or breach of contract of the party indemnified or released or whose liability is limited or assumed or against whom rights of subrogation are waived and shall extend to the officers, directors, employees, licensors, agents, partners and related entities of such party and its partners and related entities.

17.5 No Third Party Beneficiaries

Except as set forth in that Guaranty Agreement of even date herewith between each party's corporate parent, the parties agree to look solely to each to the other with respect to performance of this Agreement and the Services performed hereunder. This Agreement and each and every provision hereof is for the exclusive benefit of Owner and M3M and not for the benefit of any third party, except as expressly provided herein. There are no third party beneficiaries of this Agreement.

17.6 Void Provisions

In the event that any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to reach an equitable adjustment which shall effect the intent of the parties as set forth in this Agreement.

17.7 Survival

The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including but not limited to any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations or rights of the parties notwithstanding any such termination, cancellation, completion or expiration of this Agreement.

17.8 No Waiver

None of the conditions of this Agreement shall be considered waived by either party unless waived in writing by such party. The waiver by any party hereto of any right

granted to it hereunder shall not be deemed to be a waiver of any other right granted hereunder, and the same shall not be deemed to be a waiver of a subsequent right obtained by reason of the continuation of any matter previously waived.

17.9 Preparation of Agreement

This Agreement and the language contained herein have been arrived at the mutual negotiation of the parties. Accordingly, no provision hereof shall be construed against one party or in favor of another party because of who prepared this Agreement.

17.10 Arbitration

If any dispute arises between the parties relating to the enforcement or interpretation of this Agreement, such dispute shall be settled by arbitration as provided in this Section 17.10. Any party desiring arbitration pursuant to this Section 17.10 shall make a written demand and within thirty (30) calendar days after such written demand is received by the other party, the parties shall agree upon and appoint a single arbitrator. If the parties shall fail to agree upon and appoint a single arbitrator within thirty (30) calendar days, each party, within seven (7) calendar days, shall designate an arbitrator and both arbitrators, within thirty (30) calendar days after their designation, shall jointly designate a third arbitrator who shall be chairman of the arbitration panel. All arbitrators shall be neutral regardless of the method by which appointed to the panel. The single arbitrator or three arbitrators shall within fifteen (15) calendar days of their designation provide written arbitration procedures to the parties. The decision of the majority of the arbitrators shall be final and binding. The arbitrator shall enter a written award which contains findings of facts and conclusions of law which state the factual and legal bases for the award. The expenses of the arbitrators shall be divided equally or paid as the arbitrators shall otherwise decide in their award. All arbitration proceedings shall be conducted at a place mutually agreeable to Owner and M3M. Except as otherwise provided in his Section 17.10, the arbitration shall be conducted in accordance with the rules of commercial arbitration of the American Arbitration Association. Any award of the Arbitrators shall be entitled to enforcement in any court of competent jurisdiction that has personal jurisdiction over the parties. During the pendency of arbitration proceedings, the performance of the Services shall continue unless such performance has otherwise been suspended or terminated under this Agreement.

17.11 Attorneys' Fees

In the event any legal action is brought by a party to this Agreement to enforce the terms hereof, the prevailing party in the litigation shall be entitled to recover reasonable attorneys' fees incurred in bringing or defending the action, together with costs and expenses.

17.12 Conflicting Provisions

In the event of any conflict within, between or among the provisions of this Agreement and any of the Exhibits attached hereto, the terms of this Agreement shall control.

17.13 Time of the Essence

Time of the essence in the performance under this Agreement.

17.14 Tax Matters

M3M's Scope of Work and Plan of Approach were exclusive of any and all value-added taxes ("VAT"), import and/or custom taxes, duties or fees. Therefore, M3M shall pay directly to the Mexican government any and all VAT, import and/or custom taxes, duties and fees assessed on any equipment, materials or supplies purchased and/or imported in connection with the performance of the Services. Owner shall promptly reimburse M3M for the amount of any VAT, import and/or custom taxes, duties and fees paid by M3M to the Mexican government in accordance with the invoicing and reimbursement procedures set forth in Section 3.3.

17.15 FCPA and Similar Laws

Each party agrees to comply, to cause its affiliates and subsidiaries to comply, and in the case of M3M to cause its subcontractors to comply, with the United States Foreign Corrupt Practices Act of 1977, as the same may be amended from time to time, and any similar laws of Mexico, in connection with all Services to be performed under this Agreement. Without limiting the generality of the foregoing, no party nor any of its affiliates, subsidiaries, directors, officers, employees, agents or subcontractors shall make any payment or give anything of value, directly or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality) to influence any of his, her or its decisions, for the purpose of obtaining or retaining business or to gain any other advantage, or for any improper purpose. Violation of this Section 17.15 shall be deemed to be a material breach of this Agreement.

17.16 Gratuities

M3M, its employees, agents, or representatives shall not offer or give to any officer, director, official, or employee of Owner or of any affiliate or subsidiary of Owner substantial gifts or entertainment, or any payments, loans, bribes, commissions or other gratuities to influence the award of a contract, or obtain favorable treatment under a contract. Violation of this Section 17.16 shall be deemed to be a material breach of this Agreement.

17.17 Counterparts

This Agreement may be executed in one or more counterparts which together shall constitute a single, original instrument.

17.18 Currency

All references to "$" in this Agreement are references to United States currency.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

MINERA SANTA RITA, S. de R.L. de C.V.

By: ______________________________
Gifford Dieterle

Title: President of the Board

By: ______________________________
Roger A. Newell

Title: President

M3 MEXICANA, S. de R.L. de C.V.

By: ______________________________
Rolando Gonzales

Title: General Manager

EXHIBIT A

[RESERVED]

EXHIBIT B

SCOPE OF WORK

Introduction

Owner has recently completed an updated feasibility study ("Feasibility Study"), prepared by M3 Engineering & Technology Corporation, to construct a 7500 t/day gold heap leach facility at its El Chanate gold mine project located in the state of Sonora, Mexico (the "Project"). Based on studies both in-house and in conjunction with third party engineers and equipment suppliers, Owner has made a number of commitments for the Project.

Although these commitments have been made, it is Owner's intention for M3M to manage these subcontracts while at the same time incorporating the separate "packages" into an overall plant design. Owner also requires the necessary support infrastructure for operations at the Project. M3M will ultimately be required to provide such services to Owner as are necessary to complete final Project designs and engineering, undertake procurement of necessary supplies and materials, and manage the construction and plant commissioning activities for the Project.

The existing commitments (described in more detail below) were made based on information contained in the Feasibility Study (or information upon which that study itself was based). Those existing commitments need to be incorporated into the overall Project work program.

The commitments made to date by Owner are identified in items 1-3 below; in items 4-7 are the additional specific operations for which M3M will be responsible.

1. Area 100 Crushing, Screening and Stockpiling

Tri-State Aggregate Machinery has been contracted to supply the crushing and screening plant modules, including the associated conveyors, plate-work, feeders, guards to OSHA standards, and electric motors. Also included in the supplies being provided by Tri-State are two mobile MCC modules and the interconnecting power and instrumentation cables. Tri-State will supply two engineers to assist with erection of the crushing plant and to assist with the commissioning of that plant.

M3M will be responsible for selecting the site location for the crushing plant. M3M will also be responsible for the ore receiving bin support/retaining wall civil works, including terracing and soils testing, OSHA standard guarding, access platforms, flooring, and stairs not supplied by Tri-State.

It will be M3M's responsibility to oversee the quality of Tri-State's work.

2. Area 200 Heap Leach

Golder Engineering ("Golder") was commissioned by Owner during the preparation of the Feasibility Study to design the leach pads and solution ponds. Golder will also supply working drawings, material specification sheets, bills of materials, and bulk earthworks schedules. In addition, Golder has identified a suitable source of leach pad base material, which is located within the mine site vicinity.

Golder will also supply the necessary personnel to supervise and maintain quality control QA/QC during all phases of the leach pad and pond construction.

M3M will select the location for the leach pad and solution ponds and supply supervision of the leach pad and pond construction. It will also design, procure, construct, and commission the required civil works, area lighting, pumping systems including piping and valves, electrical and instrumentation reticulation, MCC and emergency power, all fencing, structural steel for platforms, pipe supports, and any

equipment/materials deemed necessary based on the environmental management plan for the Project (to be prepared and supplied by Owner).

3. Area 300 Carbon Handling and Refinery

Owner has received an offer from Sol & Adobe/Bustamante Ruiz Constructors S.A. de C.V. ("S&A") to disassemble, refurbish, deliver, and erect an ADR gold recovery plant which Owner has already purchased. S&A or the third party contractor with whom Owner enters into a contract for construction of the ADR plant if Owner elects not to accept the offer from S&A will in conjunction with M3M commission this plant.

M3M will be responsible for selecting the location for the ADR plant, as well as all civil, electrical, and instrumentation design, procurement, and construction management related to the ADR plant and not covered by the contract for construction of the ADR plant.

M3M will also be responsible for a review of the completeness of the ADR plant and for procuring any additional items required to make the plant fully functional.

4. Area 410 Power Supply

From an overhead power supply adjacent to the plant site, M3M will be responsible for the design, procurement, installation, construction, and commissioning of the mine, mill, and ancillary electrical equipment for the Project, including transformers, switches, meters, breakers, fuses, cables, grounding, lightning protection, distribution boards, MCC's lighting, and emergency generators. Civil and structural works required for the electrical reticulation will also be covered in this portion of the proposed work program. The only exclusion is for the electrical equipment included by suppliers as part of existing purchase orders. With respect to the overhead power line and associated power generation equipment supplied and installed by C.F.E., M3 will be responsible for checking the capacity of the power line and the operability of the associated equipment to ensure sufficient power will be available for the operation of the mine at its designed capacity.

5. Area 420 Water System

Owner owns a water well to serve the Project. M3M will be responsible for the design, procurement, construction, and commissioning of water supply for the mine, mill, and ancillary buildings, water reticulation for process, fire, dust control, leach pad and ponds, and a supply to a potable water treatment plant directly from the well. M3M will also be responsible for the piping system piping, valves, supports, tanks, hydrants, and civil and structural work necessary for all water used at the Project.

6. Area 430 Ancillary Buildings

With respect to ancillary buildings, M3M will identify the operational requirements for size, power, and water, and be responsible for the construction of roads, storm water drainage, and ancillary mine support facility buildings. The work will also include the potable water plant, effluent disposal, and solid and hazardous waste disposal

7. General

M3M's Services will include a review of the work done to date, preparation of flow sheets and P&I diagrams, drawings for all engineering disciplines, equipment lists, material lists, and equipment specifications. M3M will also produce the most effective site plan. Finally, M3M will be responsible for the management of Owner contracts pertaining to construction of the Project, cost control, project reporting and scheduling, safety, security, materials receipt, inspection and issuance, and sub-contractor oversight.

EXHIBIT C

PLAN OF APPROACH

LOCATION OF PROJECT EXECUTION

Client office will be maintained for Owner in Hermosillo. Project Management will be out of M3 Tucson.

M3 will carry out all flowsheet work and process design criteria in Tucson. The initial equipment list and equipment specifications will be generated in Tucson.

With the exception of process piping, all other specifications and drawings will be generated in Hermosillo.

P&ID's, process piping, loop diagrams and the instrument index will be produced in Tucson. Procurement will be out of Tucson.

PLC programming if assigned will be in Tucson.

The master project files will be kept in Hermosillo. Project services will be in Hermosillo.

Approximately 50% of all work will be accomplished in Mexico with Mexico Nationals. For example, only expatriates will be used on the construction management team.

SEQUENCE OF EPCM EFFORT

The following sequence forms the sequence of effort that is the framework for the project execution plan that will be fully developed upon award of the project.

1. Project kickoff in Hermosillo or Tucson
2. Site visit as required by team members
3. Project Procedures Manual with Distribution Chart and Code of Accounts
4. Project Execution Plan including Schedule
5. Team review of Feasibility Study including Capital Cost Estimate
6. METSIM™ for Process Simulation finalized
7. Flowsheets and Process Design Criteria finalized
8. Plant Design Criteria
9. General Arrangement Site Plan
10. Equipment List and Equipment Specifications
11. Long Lead Items Requests for Quotes
12. Civil Drawings
13. One-line Diagrams
14. Powerline and Interface with CFE
15. Waterline Design
16. General Arrangements Unit Operations
17. Conveyor Data Sheets
18. Equipment Requests of Quote begin
19. Ancillaries Site Plan
20. Foundations and Underground Utilities
21. Offsite Roads and Rough Grading Plans with Capital Cost Estimate update
22. Concrete with Rebar Drawings
23. Structural Steel and Requests for Quotes for Low Unit Price Ordering
24. Mechanical and Requests for Quotes for Low Unit Price Ordering
25. P&ID's

26. Piping and Bulk MTO with Capital Cost Estimate update
27. Electrical Physicals and Bulk MTO
28. Electrical Schematics
29. Instrumentation Schematics
30. Instrumentation Physicals
31. Define Capital Cost Estimate
32. Programming
33. Commissioning Folders
34. Purchasing of Materials and Included Equipment
35. Construction Mobilization
36. Construction Management in Field with Home Office Support – Expediting
37. Mechanical Completion
38. Commissioning
39. Startup
40. Performance Test

DESCRIPTION OF ENGINEERING DELIVERABLES

Flowsheets
M3 to develop drawings to define processes such as the comminution, leach, concentration, and metal recovery process. Usually at least two additional drawings are required to define the water supply and distribution system. All drawings include a quantified material balance. Peak rates versus average rates are to be clearly defined. The plant should be capable of operating within a reasonable range of the flowsheets, e.g., to account for soft ore versus hard ore. The process flowsheets are prepared to be consistent with cost center breakdown to be used in cost estimating. Major equipment items are to be indicated on the flowsheets and a systematic equipment tagging system is developed to be used in an equipment list for cost estimating and equipment purchasing and expediting.

Process Design Criteria
The process design criteria document is to include a written description of the entire process of the plant's production. A summary section describes the process in overview and is to be more suitable for the executive reader. Detail process information is provided to the technical reader to supplement the flowsheet information and validate the selection of process equipment. The final computer-generated process simulation is to be attached as an appendix to the document.

Simulation *(Distributed only to Owner)*
M3 will use either "METSIM™" or "JKSimMet™" material balance and process simulations software. Usually "METSIM™" is the preferred choice for feasibility and/or initial plant design. "JKSimMet™" is usually used to evaluate existing plant operations to examine crushing and grinding efficiencies and for "fine tuning the circuits." In heap leaching studies, it can be expected that ten or more "METSIM™" simulation cases will be run to evaluate configurations and equipment selections. The metal recovery circuit is usually less difficult to select.

Metallurgical Test Program *(Distributed only to Owner)*
M3 will verify the already transpired metallurgical test program. This program included designating ore types and selecting ore samples to be tested, defining a sampling program and coordinating shipping, selecting test facilities, defining a test regimen, evaluating results, and setting engineering design criteria.

Equipment List
During the project the equipment list of mechanical and major electrical equipment is to be compiled and continuously updated. Equipment is to be referenced through a standard tag name that usually includes a process area designation, an alpha type designator, and a sequential equipment number. The list is to include a column for the description which includes general information about sizing as well as manufacturer and model number. There are to be columns for estimated horsepower and confirmed horsepower, which is information that is utilized to analyze expected operational costs. There is also to be a column labeled comments for additional information about location, or special handling/repairs

required. Typically a column is used to tabulated the estimated cost of the device. Additional columns are to include information on reference drawings, specification number, purchase order number, and required utilities such as water and plant compressed air requirements. Equipment list will be in English, and as-built in both English and Spanish.

Instrument List/Index

A list is made of the field instruments that are included on the P&IDs. Again, as in the equipment list, individual items are given a unique tag designation that includes an alpha type designation and loop number, which is also based on standards developed by the ISA. This list also includes columns for a description, the service or process on which it is used, the units of measurement and range of values, the P&ID drawing number, and the specification number. Specifications usually include an instrument data sheet based on the "S20" standard data sheet formats of the ISA. Instrument List/Index will be in English, and as-built in both English and Spanish.

Process Control System Programming

Process control programming is often first initiated by developing a control strategies document. This document explains the basic process with an identification of process control system inputs and outputs. It then describes the control actions expected to be done both automatically by the control system and manually by an operator in the control room. The strategies provide written descriptions that are also very helpful in discussions with process engineers and operators during meetings on how the system is to operate. From these descriptions it may sometimes be desired to develop control logic diagrams which show how the controls interact with the inputs and outputs, such as interlocks and shutdown procedures. Control system programming is usually done with manufacturers standard ladder logic editing software and should be well documented with I/O symbol labels and control comments. Printed documentation and electronic file backup are usually provided.

Supervisory System Programming

This project will startup without a supervisory type system. Owner may add this requirement as a separate contract.

Specifications

Except for equipment, specifications are to be in Spanish. The design criteria are to be originated in English and translated into Spanish at the conclusion of engineering. All specifications and criteria are to be as-built at the end of construction. In general, equipment specifications shall specify minimum hardware as well as performance requirements. Specifications shall reference ASTM Specifications for use in Mexico and shall not refer to CSA, DIN, BS or other specification systems.

- Equipment Specs including Mechanical and Electrical (English)
- Architectural Design Criteria (English and Spanish)
- Civil Design Criteria (English and Spanish)
- Structural Concrete Design Criteria (English and Spanish)
- Structural Steel Design Criteria (English and Spanish)
- Mechanical Design Criteria (English and Spanish)
- Piping Design Criteria (English and Spanish)
- Dust Collection Design Criteria (English and Spanish)
- HVAC/Plumbing/Fire Protection Design Criteria (English and Spanish)
- Electrical Design Criteria (English and Spanish)
- Instrument and Controls Design Criteria (English and Spanish)
- Architectural Construction Specs (Spanish)
- Civil Construction Specs (Spanish)
- Structural Concrete Construction Specs (Spanish)
- Structural Steel Construction Specs (Spanish)
- Mechanical Construction Specs (Spanish)
- Piping Construction Specs (Spanish)
- Dust Collection Construction Specs (Spanish)
- HVAC/Plumbing/Fire Protection Construction Specs (Spanish)
- Electrical Construction Specs (Spanish)
- Instrument and Controls Construction Specs (Spanish)

Drawings

All drawings are to be in AUTOCAD (version approved by Owner). Drawings shall include sufficient detail for construction or fabrication. Engineering shall not be left to the contractors or fabricators. Design changes required during construction shall be shown on drawing revisions issued to contractors and/or fabricators. All drawings will be as-built at the conclusion of construction and, along with M3M's standard procedure for the production of AUTOCAD drawings, to be transmitted to the Owner. Flowsheets have been indicated in previous section and are to be in Spanish.

- **General Arrangements**

  Drawings are to be in Spanish and dimensioned in metric. Drawings shall clearly indicate maintenance access as well as major construction crane lifts. Drawings shall include equipment numbers and titles from the equipment list, equipment points and column lines, and pertinent dimensions required for the project. The following minimum drawings are to be issued.

  - Architectural Standard Drawings
  - Architectural Plans
  - Architectural Elevations
  - Architectural Sections & Details
  - Architectural Door & Window Schedules, Room Finish Schedules
  - General Arrangement Site Plans
  - General Arrangement Facility Plans
  - General Arrangement Facility Sections & Elevations

- **Civil Engineering**

  Drawings are to be in Spanish and dimensioned in metric. Software package shall be employed which generates automatic material takeoffs and cross-sections. The following minimum drawings are to be issued.

  - Civil Standard Drawings
  - Civil Rough Grading Plans
  - Civil Finish Grading Plans
  - Civil Plan And Profile Drawings
  - Civil Cross Section Drawings
  - Civil Mass Excavation Drawings
  - Civil Construction Period Site Drainage Drawings

- **Structural Concrete**

  Working drawings are to be in Spanish and dimensioned in metric. Key mechanical equipment shall be "ghosted" in the backgrounds. Finish grading elevations shall be indicated on the plans at grade. The following minimum drawings are to be issued. Rebar in Mexico is metric labeled US Bar, not SI Standard bar.

  - Concrete Standard Drawings
  - Concrete Plan Drawings
  - Concrete Sections & Detail Drawings
  - Concrete Rebar and Embed Shop Drawings

- **Structural Steel**

  Drawings are to be in Spanish and dimensioned in metric. The following minimum drawings are to be issued.

  - Steel Standard Drawings
  - Steel Plan Drawings
  - Steel Sections & Detail Drawings
  - 3-Dimensional Computer Generated Shop Drawings (e.g., XSTEEL)

- **Mechanical**
  Drawings are to be in Spanish and dimensioned in metric. Material flow patterns shall be accurately depicted in all chutework and transfers. All mechanical fabrications to be tagged. The following minimum drawings are to be issued.

  - Mechanical Standard Drawings
  - Mechanical Conveyor Plan and Profile Drawings
  - Mechanical Detailed Chutework Drawings with Liners
  - Mechanical Tail and Head Frame Drawings
  - Mechanical Takeup Tower Drawings
  - Mechanical Platework Fabrication Drawings
  - Mechanical Miscellaneous Drawings

- **Piping**
  Drawings are to be in Spanish and dimensioned in metric except for pipe sizes which will be in English units. Major piping will be imported into the General Arrangements.

  - P&ID's
    - All pipe identified and cataloged, valves, instruments and accessories identified.
    - System controls
    - All calculations in support of drawings
  - Plan and Profiles of Overland Pipeline Systems
  - Piping Standard Drawings
  - Piping Physical Drawings
    - Fully detailed and dimensioned for 2½" diameter and up
    - Piping including valves and spool dimensioning
    - Sufficient elevations & details for fabrication
    - Pipe Supports
  - Bill of Materials
  - Piping Line List (including tagging protocol)
  - Piping Valve List (including tagging protocol)
  - Tank Fabrication Drawings
  - Piping Isometrics
    - Fully detailed and dimensioned w/associated material as required

- **Dust Collection and Ventilation**
  Drawings are to be in Spanish and dimensioned in metric. The following minimum drawings are to be issued.

  - Dust Collection Schematic
    - All duct and accessories identified
    - All calculations in support of schematics
  - Dust Collection Standard Drawings
  - Dust Collection Layout Drawings
  - Dust Collection Detailed Spool Piece Drawings with Tag No.'s
  - Dust Collection Miscellaneous Details
  - Test Port Layouts

- **Plumbing & Hvac**
  Drawings are to be in Spanish and dimensioned in metric. Design to be in accordance with local practice.

  - HVAC Calculations
    - Calculations are performed using Carrier's Hourly Analysis Program
    - Calculations are based on specific climatological data for each region in the world. Data can be from Carrier's data base or it can be customized from Client's records.
    - Calculations are used as the basis to size heating and cooling equipment.

- Calculations can be performed to estimate annual energy usage.

- HVAC Drawings
  - Shows typical details used for installing HVAC systems, such as curb details for mounting units, coil piping details, wall penetrations, etc.
  - Identifies equipment schedules for major equipment as well as miscellaneous items such as air devices.
  - Identifies duct routing and sizes.
  - Identifies duct insulation and sound lining requirements.
  - Identifies air flow requirements to each space based on results of Hourly Analysis Program calculations.
  - Identifies balancing requirements.
  - Identifies Control requirements with well written sequence of operation and control schematics.
- Plumbing Calculations
  - Calculations are performed to size the domestic water piping.
  - Calculations are performed to size the waste and vent piping.
- Plumbing Drawings
  - Shows typical details used for installing plumbing systems, such as details for mounting plumbing fixtures, floor drain details, safety showers, etc.
  - Create plumbing fixture schedules identifying all plumbing fixtures, water heaters, expansion tanks, etc.
  - Create plans showing domestic water piping layouts.
  - Create plans showing waste and vent piping layouts.
  - Create domestic water isometric diagrams.
  - Create waste and vent isometric diagrams.
  - Where applicable, septic systems are sized and shown in plan and detail.

- **Electrical**

  Drawings are to be in Spanish and dimensioned in metric. The following minimum drawings are to be issued.

  - **Electrical power distribution system One Line Diagrams**
    - Visual representation of overall power distribution system concept.
    - Shows all major electrical distribution equipment and associated capacity ratings and voltage configurations.
    - Identifies all power sources such as Utility Company and on site generation.
    - Identifies all major power feeders and associated sizes.
    - Shows all major overcurrent protection devices and associated protection scheme.
    - Shows the available calculated short circuit current and load flow values at each level of the power distribution system.
    - Provides electrical load tabulation and summary.
    - Format and presentation can be tailored to indicate construction phasing sequence and/or existing vs. new work.
  - **Electrical Physical Drawings**
    - Used to show electrical equipment general arrangement, scaled layouts noting actual dimensions from common reference point, and all equipment tag number identifiers.
    - Identifies minimum code clearances in front and around electrical equipment.
    - Identifies access and maintenance clearances around electrical equipment relative to other mechanical equipment, structural and/or architectural components.
    - Shows routing of all feeders and branch circuits identifying raceway type, to and from locations, any transition and pullbox locations, and cable identification tag cross referenced back to Project's Master Cable Schedule.
    - Used to show all field control devices and cabling.

- Used to cross reference back to specific electrical installation details, facility or building sections and elevations.
- Used to identify Bill of Material associated with electrical details.
- Format and presentation can be tailored to indicate construction phasing sequence and/or existing vs. new work.

➢ **Electrical Motor Control Schematic Drawings**
- Motor control elementary diagrams used to show all components associated with manual and remote 120 volt control of induction type motors, typically 480 volt and above.
- Motor control interconnection diagrams used to show all physical wiring and terminations associated with manual and remote 120 volt control of induction type motors, typically 480 volt and above. The interconnection diagrams establish the cable quantities, type, and cable tag numbers used to formulate the Project's cable schedule.

➢ **Electrical and Instrumentation Cable Schedule**
- Derived as a result of Project's electrical engineering and design efforts in compliance with code requirements, Client and industry design standards, and Project's established budget and schedule.
- Identifies all power feeder, branch circuit, 120 volt motor control, and process instrumentation interconnecting conductors and multi-conductor cables for the entire Project. Identification includes conductor identification number, conductor size, conductor material and insulation type, cable configuration, cable physical size, cable quantities, and physical routing.
- Formatted in either a database or spreadsheet type format depending on Clients or Constructions desire.

➢ **Electrical Equipment Load Summary Spreadsheets**
- Use electrical load summary spreadsheets for each piece of major distribution equipment such as switchgear, medium and low voltage motor control centers to summarize Project electrical loads as identified by master equipment list. Project's total overall electrical service size can be estimated from the summarized data.
- Load data can be presented as total connected load, estimated demand load using historical demand factors, or some other hybrid approach.

➢ **Electrical Power Distribution System Analysis**
- Fault current analysis
- Voltage drop analysis
- Load flow analysis
- Power factor analysis
- Harmonic analysis
- Motor starting analysis
- Overcurrent protective device coordination study

- **Instrumentation And Control (I&C)**

➢ **Process Control System Block Diagram**
- The plant process control system consists of hardware and software that provides for automatic and operator controls, as well as operator monitoring of status and alarms.
- These systems usually include either a Programmable Logic Controller (PLC) or Distributed Control System (DCS). These systems may require hardware panels to be installed in various areas of the plant.
- A system block diagram is developed to show process control system hardware and operator interface hardware with the communication interconnections.

- **Piping & Instrumentation Diagram (P&ID)**
  - From the process flow sheet diagrams more detailed process/piping and instrumentation diagrams are developed.
  - These drawings divide the process into smaller areas and include information on piping and the instruments that are mounted in the field.
  - These drawings indicate process connections of field instrumentation.
  - Also shown are field instrument connections to the process control system.
  - The drawings are based on standards of The Instrumentation, Systems, and Automation Society (ISA).

- **Instrument Loop Drawings**
  - Loop drawings are created for analog (4-20madc) field instruments to provide connection information for wiring to the process control system.
  - Some instruments may require a separate power connection while others are loop powered (2-wire transmitters).

- **Control System Panel Layout and Schematics**
  - The panel layout and interconnection drawings provide process control system power and field connection information.
  - Digital field instruments require fused signal and power connections as required from the process control system panels.
  - Other digital signals come directly from equipment motor control centers (MCCs) and are shown on the electrical control schematic drawings.

- **Instrumentation Physical Drawings**
  - These drawings are used to show all electrical points of connection, for control and instrumentation to mechanical and process equipment.
  - They are also used to show all field instrumentation devices and cabling.

DESCRIPTION OF PROJECT SERVICES

M3M will utilize a trackable Project Execution system proactively as a management tool in order to complete the project on time and within budget. Earned Value Calculations and Progress Reports shall be based on the baseline budget and schedule. M3M shall establish a project information transfer system utilizing AutoDesk™ BuzzSaw or a similar technology.

In particular trends and variances in costing must be communicated as soon as practical. Reports are to emphasize and clearly delineate amongst the key parameters of cost, schedule, quality and SHE (Safety, Health and Environment). M3M shall submit a work breakdown structure (WBS) for Owner approval at the start of the project. The Owner approved WBS shall be used throughout the project.

Changes, Deletions, And Extra Work
Owner or M3M may request minor changes consistent with the purpose of work and not involving extra expense to the Contractor. M3M shall make such changes at no additional cost to the Owner.

When notified by Owner that a major change is contemplated, M3M shall discontinue work on that portion of the project to be changed, unless otherwise specifically instructed by Owner in the notice of change. Extra related work done without written authority will be considered as unauthorized work and shall be at the sole expense of M3M. Unless otherwise notified by Owner, M3M shall submit a proposal for accomplishing such work. The proposal shall reflect the increase or decrease, if any, in cost to the Contractor, for performing the work under the Contract in comparison to what the cost would have been had such work not been ordered.

Project Manager Reports

M3M shall provide detailed reports indicating completed activities, planned activities, and completed milestones based on the project schedule, including planned vs. actual hours resources and costs. As noted in the schedule section below, a detailed schedule shall be prepared and submitted based on the approved WBS for Owner approval.

Earned Value Calculations and Progress Reports shall be based on the baseline budget and schedule. Revised Baselines may be added to the project reporting data in order to incorporate approved changes, however the Project Baseline budget and schedule shall not be modified during the course of the project.

- Full Monthly (provide a sample with bid tender)
- Abbreviated Weekly (provide a sample with bid tender)

M3M shall provide a summary of scheduling methods and capabilities for Owner review including:

- Identification, qualifications and experience of the member(s) of the EC scheduling staff, or the staff of any proposed sub-consultant.
- List of previous projects which included CPM scheduling.
- Identification of the CPM scheduling software to be used.
- Basis of schedule.

Owner may schedule and conduct a pre-award conference to address the proposed development and maintenance of the schedule and cost reporting system. M3M shall be prepared to review and discuss the schedule and sequence of operations used to prepare the submitted proposal and the proposed Project Execution Plan.

Within the first few weeks of the project, M3M shall submit to the Manager for approval a detailed schedule showing all activities and resources required to meet the milestone dates. The submitted schedule shall be produced using the CPM calculation method and shall be prepared based on the Project Execution Plan.

A graphic report shall be produced.

A tabular report shall accompany the graphic schedule and shall, at a minimum, include data columns for each activity:

- WBS and Account Codes
- Responsibility
- Total float
- Equipment tag references
- Purchasing reference
- Planned and Actual:
    - Dates: early start, early finish, late start, late finish
    - Hours, Cost and Resource(s)

The activities used shall be in sufficient detail to assure that adequate planning has been done and to validate the project execution plan. The level of detail used shall be sufficient to provide an effective management tool to monitor and evaluate earned value throughout the project.

Parameters for Schedule Activities:

- Durations shall generally not be less than 1 day, nor more than 30 days. Milestones and fabrications or delivery lead times are examples of activities which fall outside this limit.
- Each activity in the schedule shall have at least one predecessor and successor.
- The schedule shall have a chain of linked activities which forms the calculated critical path from the current status date of the project to the completion date.

- The schedule shall be resource loaded with sufficient detail to confirm adequate resources are available to complete the project as planned. Sub Project schedules with additional resource loading details shall be prepared as required for critical portions of the project.

Progress Reporting
During the performance of the work, the Contractor shall submit periodic reports to the Manager. The following reports shall be submitted:

Detailed Construction Schedule which, as a minimum, is a bar chart with manpower and equipment described in sufficient detail to identify the total scope of work, the logical sequence of the work, appropriate interfaces between activities, project key dates, necessary interfaces with other contractors and will serve as the basis for work planning and earned value calculations.

Quantity/Manhour Report which shows man-hours and quantities at a level of detail which can be related directly to the earned value calculation.

Contract Progress Chart which combines the man-hours and schedule activities to form a graphic summary of earned value. This is a graphic representation showing schedule and actual manpower and progress curves.

Look Ahead Schedule that contains activities for the current week plus those planned for the next two weeks. This schedule shall be used for weekly progress review meetings.

Work Remaining List which identifies all the work remaining once the Contract completion has reached eighty (80%). This report will be updated and re-issued weekly there-after until the work is one hundred percent (100%) complete.

If the Contractor fails to submit progress reports and schedule within the time prescribed, the Owner may withhold approval of progress payment estimates until such a time as the Contractor submits the required data.

If a submitted updated Detailed Construction Schedule reflects a slippage in the required completion date, a narrative report shall accompany said schedule indicating the cause of the delays and describing the corrective actions which will be taken to improve the schedule in order to meet the required completion dates. The schedule will be revised accordingly and submitted for approval.

- Modified Feasibility
- @ 25% Engineering Completion (provide a sample with bid tender)
- @ 50% Engineering Completion
- @ 80% Engineering Completion (provide a sample with bid tender)

Capital Cost Estimates
M3M shall provide cost estimates for the project at defined progress levels. The estimate shall include estimated costs for items identified on the equipment register, construction and contractor indirects. Detailed breakdown of hours and material quantities following the approved Work Breakdown Structure (WBS) will be required.

M3M shall prepare a basis of estimate for each submitted estimate. It shall list assumptions used for design criteria, exclusions, indirect cost, Owners Cost, labor conditions and other items as required to clarify the items included and items excluded in the estimate.

M3M will be required to provide cost estimates including potential schedule impact, for changes to the original scope of work, or design criteria. Equipment cost changes, delivery delays or other cost and schedule impact items shall be reported to the Owner as they are identified during the detailed design phase.

- Modified Feasibility
- @ 25% Engineering Completion

- ➢ @ 50% Engineering Completion
- ➢ @ 80% Engineering Completion (provide a sample with bid tender)

O&M Cost Estimates
The Owner shall provide M3M operating cost data unique to the process or facility not readily available, however, M3M shall prepare a complete O&M cost estimate using the best available data from their existing data bases.

- ➢ Modified Feasibility
- ➢ @ 25% Engineering Completion

Cost Control Reports - EPCM
Following the establishment of the Project WBS, the M3M shall prepare a project cost reporting plan, including a project account coding system which incorporates the approved WBS. The plan shall be submitted for Owner approval at the beginning of the project. The Owner expects the M3M to utilize a trackable Project Execution system proactively as a management tool in order to complete the project on time and within budget. Earned Value Calculations and Progress Reports shall be based on the baseline budget and schedule.

A sample cost report follows this section to be used as a guide.

Trend and Variance Reporting – M3M shall report any new variances from the approved budget to the Owner with each weekly report. Monthly reports shall include full reporting of cost and schedule progress versus the baseline budget and schedule.

The Trend and Variance Tracking Program covers reporting of cost over runs or savings as compared to the approved project budget throughout the Engineering and Construction phases. The system shall be designed to identify any potential cost trends in a timely manner so that effective control of the project scope and cost can be maintained.

Trend and Variance Classification - All potential changes to the project cost shall be reported using the Trend Notice Form. Some Trends will be classified as Variances at the time of Approval. Variances require a signed contact change order prior to proceeding with the work.

Trends
Generally are price changes to items that are within the project scope including the following examples:

- Design development changes affecting hours or schedule.
- Price and/or Quantity Fluctuations in equipment or materials compared to the estimates used for the approved budget.

Variances
Generally are cost changes resulting from changes to the approved project scope or Design Criteria including the following examples:

- Equipment additions, deletions or specification changes.
- Building additions or deletions; size or architectural style changes.

Trend Notices shall be prepared at the time the deviation from the baseline budget is identified. Trend notices shall be classified by the initiating engineer as either a trend or a variance based on analysis of the Trend Notice against the approved scope of work. Trend Notices shall not be submitted to Owner until the Project Manager has reviewed and approved the Trend Notice. A tracking list of Trend Notices shall be incorporated into the monthly cost report.

Approval Process - Trend Notices shall be submitted to Owner for approval. The work described in the Trend Notice is not approved to proceed until signed by both M3M and Owner. Trends identified as variances will require preparation of a change order to the contract.

- Full Monthly (provide a sample with bid tender)
- Abbreviated Weekly (provide a sample with bid tender)

Procurement Packages (Engineering Requisition For Quote, Request For Quote To Bidders, Commercial & Technical Bid Evaluation, Recommendation, Engineering Requisition For Purchase, Purchase Order)

M3M shall prepare purchasing documents and submit purchase recommendations to the Owner for approval for all major equipment required to construct the facility.

- Equipment Packages – Mechanical
- Mechanical Platework Packages
- Mechanical Liner Packages
- Equipment Packages – Electrical
- Electrical Material Packages
- Structural Steel Packages
- Piping & Tankage Packages
- Architectural Packages
- Civil Packages
- Concrete Reinforcement & Embed Packages
- HVAC/Plumbing/Fire Protection Packages
- Instrumentation Packages
- Programming Packages

Safety, Health & Environmental

The project site is not in the U.S., however U.S. OSHA Standards shall be used to prepare a Project Hazards Analysis report in accordance with U.S. OSHA Construction Industry regulation 1926.64. It shall not be limited to "highly hazardous chemicals". It shall include a process hazards analysis, pre-startup safety review, mechanical integrity review, Hot Work Permits, Management of change and a Compliance Audit. All of the above is included in CFR 1926.64.

This item shall be reviewed with Owner as a draft before it is released for project use. It shall be completed prior to any deliveries of process chemicals to the project site, and prior to the beginning of commissioning.

- Material Safety Data Sheets
- Permit Matrix
- Hazard Analysis

DESCRIPTION OF CONSTRUCTION MANAGEMENT DELIVERABLES

M3M will have a Construction Management Plan for the day to day execution of the Construction Management on site. M3M will have a Contracting plan which will show the anticipated contracts. The proposed contracts list shall be derived from the Project Execution Plan. M3M shall provide a complete site facility during the construction phase of the project including, at a minimum, office facilities with e-mail, fax and telephone service, warehousing, fax, e-mail. Secure office space with two complete work stations shall be maintained for Owner use, including phone lines for voice and e-mail.

M3M shall also develop a project specific Quality Plan, Safety Plan and Commissioning Plan. The plans shall include a procedure to audit performance. Audits shall be done at least quarterly. Quality Assurance must not only be performed and monitored, but the administrative record must be in place and available for review.

Construction Management Plan

The plan shall include all of the customary forms for controlling construction contracts and construction activities. There shall be standard formats for pre-construction submittals, requests for information, extra

work items, and weekly construction meetings. It shall include guidelines on Contract Administration, Site Materials Management, Quality and Safety. The plan shall include a procedure to audit performance. A table of contracts and sample forms shall be submitted with the proposal.

Contracting Plan

The contracting plan shall include construction contracts and support services contracts. Contracts shall be differentiated from material and equipment purchases. The difference being the site labor and construction equipment required for installation. The pay items in the contracts shall match the line items in the project baseline budget and cost control reports. The summary shall include anticipated dates for bid, award, mobilization and construction duration. Construction contracts shall, whenever practical, be on a fixed price basis. Service contracts may be on unit price or time and materials basis.

The plan shall include for preparation of a site specific master contract with the Owner approved agreement form, general conditions, special conditions and terms of payment. The master contract shall be used to generate the individual contracts by adding in the technical elements unique to the particular contract (scope of work, drawings, specifications, applicable engineering lists of equipment, piping, cable and instrumentation).

Each contract shall have a pre-approved bidders list. Each bidder shall submit their qualifications and be accepted by Owner prior to be included on the pre-approved bidders list.

Each bid request shall include proposal forms for bidders to provide the following information:

- Narrative of proposed execution plan and Resumes of key personnel
- Contract Pay Items associated with Scope of Work Descriptions
- Labor rates for extra work
- Equipment rates for extra work
- Short form, milestone construction schedule
- List of proposed subcontractors with value of sub-contract noted
- List of any exceptions or proposed optional alternates

Quality Plan

M3M shall develop a site specific Quality Plan to be used on all contracts. It shall include forms in Spanish and English for quality control. Contractors will be expected to perform Quality Control. M3M will be expected to perform Quality Assurance. The administrative record shall show that both Quality Control and Assurance have been performed per the specifications of the work. Both the plan and the forms shall be submitted prior to the first construction contract being tendered. They shall be an appendix to each contract. The plan shall also include procedures to audit performance. A table of contents and sample forms shall be submitted with the proposal.

The Quality Plan shall include procedures for identification, correction and re-inspection of non-conformance items.

Safety Plan

M3M shall develop a site specific Safety Plan which shall be used on all contracts. It shall include for safety permits, safety report forms and safety assurance forms. Forms shall be in Spanish and English. Safety assurance shall include monitoring Contractor's weekly safety meetings, providing monthly safety metrics such as accident rates, severity rates, annual experience modification rates and other Owner requested metrics. The plan shall include a procedure to audit performance. The plan and forms shall be a pre-requisite to the first contract being bid. A table of contents and sample forms shall be submitted with the proposal.

Construction Administration

M3M will administer each contract and coordinate the execution of the project. This shall include documentation of inspection reports, weekly meetings, changes in the work, updating the project schedule and site warehousing. The execution of the quality and safety plans shall be part of construction

administration. M3M shall also be responsible for ensuring that contractors are working to the latest issues of drawings and specifications. M3M shall monitor the progress of as-built markups to ensure that information is being recorded timely.

Construction administration shall also include providing weekly digital progress photos as part of the weekly progress reports. M3M shall include for a site establishment having e-mail fax and phone service. The Owner will have operations personnel working prior to start up and M3M shall co-ordinate with the Owner's pre-startup personnel.

M3M's Construction Manager shall provide a monthly report on the states of the following:

- ➢ Contracts bid, awarded, mobilized, completed
- ➢ Request for Information
- ➢ Changes to the work
- ➢ Safety
- ➢ Work progress overall and by contract
- ➢ Schedule status
- ➢ Cost Control report by Construction Contract and Overall
- ➢ Milestones

Communication

The Construction Manager shall establish a system for communication between the Construction Manager, Contractor, Subcontractors, Design Engineer, and Fabricators. The system shall formalize these communications with consecutively numbered documents for:

- ➢ Questions from Contractor to Design Engineer: "Request for Information" (RFI)
- ➢ Questions from Design Engineer to Contractor: "Engineering Request for Information" (EFI)
- ➢ Instructions from Design Engineer to Contractor: "Site Instruction Memo" (SIM)

Camp Administration

M3M shall be responsible for procurement of the services of a camp administrator along with camp catering and maintenance. The administrator shall be responsible for accurate accounting of the camp availability and camp costs. The Camp Administrator shall produce a weekly report on occupancy and costs, and a detailed monthly report also.

Commissioning Plan

M3M shall develop a Commissioning Plan for the project. It shall include confirmation of mechanical electrical completion, running under no load conditions and start up under process conditions. The plan shall use a systems and sub-systems approach to check out each sub-system in the project. It shall include non-process areas such as the truck shop, non-process systems in buildings and on the site (e.g., fire protection systems, water supply systems). The plan shall include for vendor representative visits and operator training.

The plan is to have the sub-systems breakdown approved by the Owner prior to completion of the plan documentation. Vendor and training schedules will also require Owner approval. The plan shall be ***administered*** by M3M. M3M will be responsible for execution of the plan up to the start of feed in each system. Each system shall be run by operations, after the feed is introduced to each system. A table of contents and sample forms shall be submitted with the proposal. A full commissioning plan has the following steps:

- ➢ Mechanical completion
- ➢ Commissioning
- ➢ Startup
- ➢ Performance test (not included in M3M's proposal)

EXHIBIT D

LIST OF OTHER CONTRACTORS

- Tri-State Aggregate Machinery – Crushing and Screening equipment
- Golder Engineering – Leach Pad and Pond design.
- Golder Engineering – QA/QC Leach Pad and Pond construction.
- Sol & Adobe – ADR Plant dismantle, repair, transport erect and commission (note that no contract has been signed with Sol & Adobe).
- Hurval Construction – Road crossings, vegetation removal/transplant, Infrastructure construction.
- C.F.E – Electrical Power Line and other components from Altar to Mine Property.

EXHIBIT E

CONTRACT SCHEDULE

EL CHANATE PROJECT
EPCM SUMMARY SCHEDULE

M3 Engineering & Technology Corp.

ID	Task Name	Milestone
1	**MILESTONES**	
2	CFE Contract by Owner	5/1
3	Award EPCM Contract	6/1
4	CM Team on Site	6/1
5	Start Commissioning	2/1
6	Mechanical Completion	2/21
7		
8	**DEVELOPMENT**	
9	Project Execution Plan and Administrative Development	
10	Permit Review	
11	Design Criteria	
12	Site Layout Drawings	
13	Long Lead Equipment PO's with delivery dates	
14	Road and Power Line Layout / Alignment Drawing	
15	Owner Review	
16	Owner Approval Site Plan and Design Criteria	7/19
17	Mobilize CM Team to Site	
18		
19	**Detailed Engineering Activities**	
20	M3 Engineering Administration and Management	
21	**By Others**	
22	Pad and Ponds Detailed Engineering	
23	Surface Water Design	
24	**M3 Engineering**	
25	Site Access and Temporary Construction Facilities	
26	Water System Design	
27	Buildings Design	
28	Electrical Distribution Design	
29	Engineering Support During Construction	
30		
31	**Equipment Prep and On-Site Construction**	
32	**100-Crushing Plant Mechanical Completion**	
42	**200-Heap Leach Pad Base Preparation**	
50	**300-Carbon Handling & Refinery**	
58	**410-Power System**	
61	**420-Water System**	
65	**430-Ancillaries**	
73	**440-Electrical**	
75		
76	**Commissioning and Startup**	
77	Commissioning	
78	Crush Overliner Material (with generator if required)	
79	Place Crushed Overliner Material / Ore	
80	Place Ore	
81	Start Gold Solution Production	



O N D J F M A M J J A S O N D J F M A M J
5/1
6/1
6/1
2/1
2/21
7/19

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EXHIBIT G

LIST OF PERMITS

None.